UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SYNCHRONOSS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Dear Stockholder:

I am pleased to invite you to our 2014 Annual Meeting of Stockholders, which will be held on May 28, 2014, at 10:00 a.m. (local time), at the offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey.

At the meeting, we will be electing one member of our Board of Directors, ratifying the appointment of Ernst & Young LLP as our independent registered public accountants for the 2014 fiscal year, holding an advisory vote on executive compensation, and acting upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Enclosed are the following materials: (i) our Notice of Annual Meeting of Stockholders and Proxy Statement for 2014; (ii) our Annual Report on Form 10-K for 2013; and (iii) a proxy card with a return envelope to record your vote. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. As discussed in the Proxy Statement, voting by proxy does not deprive you of your right to attend the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE ACCORDING TO THE INSTRUCTIONS IN THE PROXY STATEMENT, AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY VOTED BY PROXY IF YOU FOLLOW THE INSTRUCTIONS IN THE PROXY STATEMENT.

If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations department at (800) 575-7606. For questions regarding your stock ownership or voting, you may contact our transfer agent, American Stock Transfer & Trust Co., by e-mail through their website at www.amstock.com or by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada).

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Synchronoss Technologies.

Sincerely,

Stephen G. Waldis
Chairman and Chief Executive Officer
April 21, 2014

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, New Jersey 08807

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF SYNCHRONOSS TECHNOLOGIES, INC.

Date:    May 28, 2014
 Time:    10:00 a.m.
 Place:    Synchronoss Corporate Headquarters
              200 Crossing Boulevard, Bridgewater, NJ 08807

AGENDA:

•
Election of one member of the Company's Board of Directors to serve until the 2017 annual meeting of stockholders of the Company;

•
Ratification of appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2014;

•
Advisory vote on executive compensation; and

•
Transaction of other business that may properly come before the meeting.

Record date:  You can vote if you were a stockholder of record on April 11, 2014.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' corporate headquarters at the address listed above for the ten-day period prior to the Annual Meeting.

By order of the Board of Directors,

Ronald J. Prague
Executive Vice President, General Counsel and Corporate Secretary
April 21, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 28, 2014: The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.synchronoss.com.

&zwsp;	Proxy Summary	1	Compensation Committee Report	38	&zwsp;
	2014 Proxy Statement Highlights	2	Summary Compensation Table	39
&zwsp;	Questions and Answers About this Proxy Material and Voting	5	Grants of Plan Based Awards Table	41	&zwsp;
	Corporate Governance	9	Description of Awards Granted in 2013	42
&zwsp;	Stockholder Communications with our Board of Directors	11	Outstanding Equity Awards at Fiscal Year-End Table	44	&zwsp;
	Board of Directors and Committee Duties	11	Option Exercises and Stock Vested	47
&zwsp;	Director Compensation	16	Employment Agreements	47	&zwsp;
	Director Stock Ownership Guidelines	17	Estimated Payments and Benefits	49
&zwsp;	Limitation of Liability and Indemification	18	Report of the Audit Committee	50	&zwsp;
	Risk Management Considerations	19	Equity Security Ownership of Certain Beneficial Owners and Management	51
&zwsp;	Compensation of Executive Officers	20	Certain Related Party Transactions	53	&zwsp;
	Compensation Discussion and Analysis	20	Section 16(a) Beneficial Ownership Reporting Compliance	54
&zwsp;	2013 Business Highlights	21	Other Matters	54	&zwsp;
	2013 Compensation Program Highlights	22	Election of Director	55
&zwsp;	Revisions for 2014 Executive Compensation Program	23	Ratification of the Selection of Independent Registered Public Accounting Firm	58	&zwsp;
	Elements of Compensation	25	Advisory Vote on Executive Compensation	60
&zwsp;	Pay Mix	28	Stockholder Proposals for the Next Annual Meeting	62	&zwsp;
	Target and Realized Pay	29	No Incorporation by Reference	62
&zwsp;	2013 Compensation Decisions	30	Contact for Questions and Assistance with Voting	62	&zwsp;
	Financial Restatements and Related Policies	37	Appendix A: Reconciliation of Non-GAAP Financial Information	63
&zwsp;	Executive Officer Stock Ownership Guidelines	38			&zwsp;

Proxy Summary

Proposals to be Voted On:

The following proposals will be voted on at the Annual Meeting of Stockholders.

	For More Information	Board Recommendation

Proposal 1: Election of one director	Pages 55 to 57	For Nominee
Thomas J. Hopkins

Proposal 2: Ratification of appointment of Ernst & Young LLP as independent registered public accountants	Pages 58 to 59	For

Proposal 3: Advisory vote on executive compensation	Pages 60 to 61	For

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.voteproxy.com to complete an electronic proxy card by following the instructions on the website. You will be asked to provide the eleven-digit number beneath the account number on the enclosed proxy card.	Call the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.	Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.	Attend the Annual Meeting at our Headquarters located at 200 Crossing Blvd., 8th Floor, Bridgewater, NJ 08807.

Attendance at the Annual Meeting

If you plan to attend the Annual Meeting, you must be a stockholder on the record date. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver's license. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

2014 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Voting matters and vote recommendation

See -"Proposals" starting on page 54 for more information.

Matter	&zwsp;	Board vote recomendation
Management proposals
Election of director		For the director nominee
Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014	&zwsp;	For	&zwsp;
Advisory vote on executive compensation		For

Board Nominee

The following table provides summary information about Thomas J. Hopkins, the sole nominee for election.

Name	&zwsp;	Age	&zwsp;	Director Since	&zwsp;	Occupation	&zwsp;	Inde- pendent	&zwsp;	Committee memberships
	&zwsp;		&zwsp;		&zwsp;		&zwsp;		&zwsp;	AC	&zwsp;	CC	&zwsp;	NGC	&zwsp;	BD	&zwsp;
Thomas J. Hopkins	&zwsp;	57	&zwsp;	2004	&zwsp;	Managing Director, Colchester Capital, LLC	&zwsp;	Yes	&zwsp;	M	&zwsp;	M	&zwsp;		&zwsp;	C

AC	Audit Committee	BD	Business Development Committee
CC	Compensation Committee	C	Chair
NGC	Nominating/Corporate Governance Committee	M	Member

Advisory Vote on Executive Compensation

Business Highlights

In 2013, we delivered strong financial results and continued to move our business forward including:*

•
$352.5 million in non-GAAP revenue, compared to $275.2 million in 2012, an increase of 28%

•
$212.0 million in non-GAAP gross profit, representing a gross margin of 60%

•
$81.5 million in non-GAAP income from operations, representing an operating margin of 23%

•
$1.33 non-GAAP diluted earnings per share, an increase of 21% from $1.10 in 2012

•
Stock price increased 47% from $21.09 to $31.07 per share

•
Executed long term agreements with our two largest customers – AT&T and Verizon Wireless

*      These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

Executive Compensation Advisory Vote

Our Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers ("NEOs"), as described in this proxy statement. Last year, we received 77.5% of the vote, an almost 10% increase from the prior year. During 2013, our Compensation Committee reviewed our executive compensation programs based on views obtained through our stockholder outreach program and other market data and made the following changes to our programs, however, because 2013 executive compensation decisions were made prior to our 2013 Annual Meeting, some of these changes first became effective with respect to 2014:

•
Retained Deloitte Consulting LLP as its compensation consultant, replacing Radford

•
With the assistance of Deloitte, performed a "clean slate" review of our executive officers' compensation programs and policies

•
Designed a formal stockholder outreach program to solicit feedback on our executive officers' pay programs from major stockholders

•
Designed and approved a new, updated compensation philosophy for all our employees

•
Weighting of each component of the annual cash bonus and long-term incentives will be fixed regardless of the non-GAAP revenue or operating income achieved

•
Added Cloud Revenue as a performance metric for our long-term incentive compensation plan

•
Enhanced our stock ownership guidelines by increasing the ownership requirements for executive officers to provide greater alignment of interests with stockholders

We encourage stockholders to take into account these significant changes to our executive compensation program over the past year in considering the advisory vote.

Fiscal 2013 Compensation

The following material decisions were approved by our Compensation Committee regarding the 2013 compensation of our NEOs:

•
Adjustments to Base Salary:    In reviewing the base salaries of our NEOs in 2013, our Compensation Committee provided cost of living salary increases of approximately 3% to each of our NEOs (representing the median base salary increase) to each of our NEOs.

•
Performance-based Cash Bonus:    Although our 2013 non-GAAP revenue and operating income were greater than 2012, our non-GAAP revenue and non-GAAP operating income as a percentage of non-GAAP revenue were less than the targeted amounts. As a result, our NEOs received approximately 25% of their target cash incentive bonus with respect to the corporate goal portion. Messrs. Waldis, Irving and Garcia received 70% of their target individual component portion. Mr. Lazzaro received 48% of the target cash incentive bonus tied to the performance of certain North American customer accounts. Mr. Mendes received 133% of the target cash incentive bonus tied to the performance of the broadband business and three additional $25,000 bonuses for each of the quarters in which the broadband business met certain other financial objectives.

•
Time-Based Equity:    Our NEOs who we employed in February 2013 were granted (i) an aggregate of 60,320 time-based restricted shares of our Common Stock, (ii) stock options to purchase an aggregate of 150,800 shares of our Common Stock and (iii) a one-time special grant of an aggregate of 55,789 time-based restricted shares of our Common Stock to compensate them for the loss of intrinsic value appreciation in our stock price due to the change in the equity awards grant date.

•
Performance-based Equity:    Since we did not meet certain targeted financial measures as discussed above, our NEOs who we employed in February 2013 were issued an aggregate of 29,727 restricted shares of our Common Stock, or 55,173 shares less than the target performance shares that they were eligible to receive under the 2013 performance-based restricted stock awards.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Q:
Why am I receiving these materials?
A:
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Synchronoss Technologies, Inc., a Delaware corporation (sometimes referred to as "we", the "Company" or "Synchronoss"), is soliciting your proxy to vote at its 2014 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy on the Internet or via telephone. We intend to mail this Proxy Statement and accompanying proxy card on or about April 21, 2014 to all stockholders of record entitled to vote at the Annual Meeting.
Q:
Who can vote at the Annual Meeting?
A:
Only stockholders of record at the close of business on April 11, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 41,176,551 shares of common stock of the Company ("Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this Proxy Statement. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' principal executive offices at 200 Crossing Boulevard, Bridgewater, New Jersey for the ten-day period prior to the Annual Meeting.
Q:
How do I vote at the Annual Meeting?
A:
Stockholder of Record.
Shares Registered in Your Name

If on April 11, 2014 your shares were registered in your name with the Company's transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record and may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy on the Internet or via telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2014 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting, provided you have proof of your share ownership (such as a brokerage statement showing that you owned shares as of April 11, 2014) and a form of photo identification. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and received a printed copy of the proxy materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

  •
  By Mail.  Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

  •
  By Internet.  Go to www.voteproxy.com to complete an electronic proxy card by following the instructions on the website. You will be asked to provide the eleven-digit number beneath the account number on the proxy card.

  •
  By Telephone.  Call the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Please note that the Internet and telephone voting facilities for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time on May 27, 2014. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through Broadridge Financial Services which enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the Internet at Broadridge's website at www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q.
How many votes do I have?
A.
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of April 11, 2014.
Q.
What if I return a proxy card but do not make specific voting selections?
A.
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of Thomas J. Hopkins as a member of the Company's Board of Directors, "For" the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2014 and "For" the approval of the compensation of the Company's named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Q.
Can I change my vote after submitting my proxy?
A.
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed timely proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Company's Secretary at 200 Crossing Boulevard, Bridgewater, New Jersey 08807.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of your shares, you must contact the broker, bank or other agent holding your shares and follow their instructions for changing your vote.

Q.
Who is paying for this proxy solicitation?
A.
The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Q.
What if I share an address with another stockholder?
A.
A number of brokers with account holders who are Synchronoss stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807 Attn: Secretary or contact Ronald J. Prague, Secretary at (866) 620-3940. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.
Q.
What does it mean if I receive more than one proxy card?
A.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Q.
How are votes counted?
A.
Each share of Common Stock is entitled to one vote. Votes will be counted by the inspector of election appointed for the Annual Meeting. Prior to the Annual Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his ability. The inspector will determine the number of shares of Common Stock represented at the Annual Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.
Q.
What vote is required to approve each proposal?

•
The director is elected by a plurality of the votes cast at the Annual Meeting, meaning the nominee receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for the nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the election of the nominee. Because this proposal is a non-routine matter, broker non-votes are expected to exist in connection with this proposal.

  •
  Ratification of the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2014, requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Because this proposal is a routine matter, broker non-votes are not expected to exist in connection with this proposal.

  •
  Advisory approval of the compensation of the Company's named executive officers as described in the Proxy Statement requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future executive compensation decisions. Because this proposal is a non-routine matter, broker non-votes are expected to exist in connection with this proposal.

If there are insufficient votes to approve any of the matters, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned for any reason, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original Annual Meeting unless you revoke or withdraw your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Q.
Is my vote confidential?
A.
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Q.
What is the quorum requirement?
A.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the voting power of all outstanding shares is represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 41,176,551 shares of Common Stock outstanding and entitled to vote. Thus, 20,588,276 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote (or one is submitted on your behalf by your broker, bank or other agent) or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Q.
How can I find out the results of the voting at the Annual Meeting?
A.
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be set forth in a Current Report on Form 8-K to be filed by the Company with the SEC no later than four (4) business days after the Annual Meeting.

Corporate Governance at Synchronoss

CORPORATE GOVERNANCE GUIDELINES

Synchronoss is committed to excellent corporate governance which we believe helps us to sustain our success and build long-term value for our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines which set forth the framework within which our Board can effectively function and govern our affairs. The Guidelines address, among other things, the composition and responsibilities of our Board, director independence, management succession and review, target ownership by and remuneration of our directors, Board committees, and selection of new directors. We have also adopted a Code of Business Conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer, or those serving similar functions) and directors. The Guidelines and Code of Business Conduct are available on the Investor Relations section of our website at www.synchronoss.com.

Our Board regularly reviews legal and regulatory requirements, evolving best practices, and other developments and may modify, waive, suspend or repeal the Corporate Governance Guidelines or Code of Business Conduct from time to time as it deems necessary or appropriate in the exercise of our Board's judgment or in the best interests of our stockholders. If we make any substantive amendments to the Guidelines or the Code of Business Conduct, we will promptly disclose the nature of the amendment or waiver on our website to the extent required by applicable law or regulations.

BOARD LEADERSHIP STRUCTURE

Our Board believes it is important to retain its flexibility to allocate the responsibilities of the Chief Executive Officer ("CEO") and Chairman of the Board in any way that is in the best interests of our Company based on the circumstances existing at a particular point in time. Our Board believes that it should periodically assess who should serve these roles, and whether the offices should be served independently or jointly, and that our Board should not be restricted by any strict policy directive when making these decisions. Currently, our Board has determined that the Company and its stockholders are best served by having Mr. Waldis, one of our founders, serve as both Chairman of the Board and CEO. Mr. Waldis' combined role as Chairman of the Board and CEO promotes unified leadership and direction for our Board and executive management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. As the individual with primary responsibility for managing our day-to-day operations and with in-depth knowledge and understanding of our Company, Mr. Waldis is best positioned to chair regular Board meetings as we discuss key business and strategic issues.

INDEPENDENCE OF OUR BOARD OF DIRECTORS

Each year, our Nominating/Corporate Governance Committee and our full Board conducts a review of the financial and other relationships between each director, or any of their immediate family members, and our Company, our senior management, companies with whom we have business dealings with, and our independent registered public accounting firm as part of its assessment of director independence. Our Board also consults with our legal counsel to ensure that its determinations are consistent with all relevant laws and regulations regarding the definition of independent, including those set forth in pertinent listing standards of the Nasdaq Global Market ("Nasdaq"), in effect from time to time. Consistent with those considerations, after review of all relevant transactions or relationships, our Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Stephen G. Waldis, as our CEO, and James M. McCormick, as a 10% stockholder. Our independent directors meet in regularly scheduled executive sessions where only independent directors are present. Mr. Cadogan presides over those sessions.

BOARD OVERSIGHT OF RISK MANAGEMENT

Assessing and managing risk is the responsibility of our management. Our Board oversees management in the execution of its responsibilities and for assessing our approach to risk management. An overall review and assessment of risk is inherent in our Board's consideration of our business plans, strategies, and other significant developments. Additionally, our Board regularly reviews various risks arising out of transactions and other matters that are presented to our Board and when making decisions impacting us. At least annually, our Board also reviews and analyzes the strategic and operational risks and opportunities that face our Company as a whole, as well as those related to specific areas of our business.

Our Board delegates the oversight of certain categories of risk affecting our Company to designated Board committees, who report their findings to our full Board. Our Audit Committee is responsible for overseeing our Board's execution of its risk management oversight responsibility, including discussing guidelines and policies governing the process by which our management and other persons responsible for risk management assess and manage our exposure to major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with our management and independent auditors. Our Audit Committee also annually reviews the audit plan of management, our information technology risks and mitigation strategies, the tax function and treasury operations and conformity with ethics and compliance standards. In addition, our Board has delegated to other Committees the oversight of risks within their areas of responsibility and expertise. For example, our Compensation Committee oversees the risks associated with our compensation practices, including an annual review of our risks assessment of our compensation policies and practices for our employees. Our Board also believes its oversight of risk is enhanced by the current leadership structure discussed above because our CEO, who is ultimately responsible for our management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of our Company, is best able to bring key business issues and risks to our Board's attention.

BOARD SELF-EVALUATION

Our Nominating/Corporate Governance Committee oversees a bi-annual self-evaluation process to analyze and review our Board's performance. The Committee then reviews these results and discusses them with the full Board with the intention of utilizing them to enhance our Board's effectiveness and, if necessary, develop action plans.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders may communicate with our management and independent Board of Directors by sending a letter to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attention: Secretary. Each such communication should set forth (i) the name and address of such stockholder as they appear on our books and, if the shares of our Common Stock are held by a broker, bank or other agent, the name and address of the beneficial owner of such shares and (ii) the number of shares of our Common Stock that are owned of record by such record holder and beneficially by such beneficial owner. The Secretary will review all communications from stockholders and has the authority to disregard any inappropriate communications or take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a Committee of our Board or a particular director, as appropriate.

BOARD OF DIRECTORS AND COMMITTEE DUTIES

Our Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. Our Board, individually and through its Committees, is responsible for:

•
overseeing the conduct, assessment and other operational risks to evaluate whether our business is being properly managed;

•
reviewing and approving our strategic, financial and operating plans and other significant actions;

•
selecting, evaluating the performance of, and determining the compensation of our CEO and other executive officers;

•
planning for succession for our CEO and monitoring management's succession planning for other executive officers; and

•
overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

BOARD STRUCTURE AND COMMITTEES

During 2013, our Board of Directors held ten meetings. Each director attended at least 75% of the meetings of our Board and of each Committee of which he served as a member during the period in which he served in 2013. Each director attended our 2013 Annual Meeting of Stockholders. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Business Development Committee and a Nominating/Corporate Governance Committee. Our Board has delegated various responsibilities and authority to its Committees as generally described below. Our Board has determined that each member of our Audit, Compensation, Business Development and Nominating/Corporate Governance Committees is free of any relationship that would interfere with his individual exercise of independent judgment with regard to us. The following table provides membership and meeting information for each of our Board committees during 2013:

	Name	Audit	Compensation	Business Development	Nominating/Corporate Governance	&zwsp;
&zwsp;	Stephen G. Waldis			•		&zwsp;
	William J. Cadogan	•	•[1]	•	•
&zwsp;	Charles E. Hoffman		•		•[1]	&zwsp;
	Thomas J. Hopkins	•	•	•[1]
&zwsp;	James M. McCormick					&zwsp;
	Donnie M. Moore	•[1]			•
&zwsp;	Total meetings in year 2013	9	10	3	2	&zwsp;

1
Committee Chairperson

AUDIT COMMITTEE

Our Audit Committee of our Board oversees the integrity of our financial statements, compliance with applicable legal and regulatory requirements, effectiveness of our internal controls and audit function currently in place, and the qualifications, independence, and performance of our independent registered public accounting firm. During 2013, senior members of our financial and legal management participated in each of our Audit Committee's meetings. Our Audit Committee also discussed with our independent registered public accounting firm the overall scope and plans for their audit and met with them on a regular basis without members of management. Our Audit Committee consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee:

  •
  reviews our annual audited and quarterly financial statements and reporting;

  •
  reviews and monitors our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements;

  •
  establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  appoints, retains, compensates, reviews procedures to ensure the independence of, and oversees the work of, our independent registered public accounting firm, including approving services and fee arrangements;

  •
  reviews with senior members of our management our policies and practices regarding risk assessment and risk management;

  •
  reviews management's implementation and maintenance of effective internal and disclosure controls, including our policies regarding compliance with legal, regulatory, ethical and internal auditing standards;

  •
  approves all related party transactions;

  •
  reviews earnings press releases prior to issuance; and

  •
  reviews findings and recommendations of our independent registered public accounting firm and management's response to their recommendations.

Three directors comprise our Audit Committee: Thomas J. Hopkins, William J. Cadogan and Donnie M. Moore. Our Audit Committee met nine times during 2013. Our Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards). In addition to qualifying as independent under the Nasdaq rules, each member of our Audit Committee can read and has a working understanding and comprehension of fundamental financial statements. Our Board has determined that Donnie M. Moore, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d) of Regulation S-K of the Securities Exchange Act. Our Board has made a qualitative assessment of Mr. Moore's level of knowledge and experience based on a number of factors, including his respective formal education and experience. The designation does not impose on Mr. Moore any duties, obligations or liability that are greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Our Audit Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

COMPENSATION COMMITTEE

Our Compensation Committee of our Board is comprised of three directors: William J. Cadogan, Charles E. Hoffman and Thomas J. Hopkins, each of whom is independent, as currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. Our Compensation Committee met nine times and acted once by written consent during 2013. Our Compensation Committee is charged by our Board to:

  •
  review and approve our compensation policies and all forms of compensation and other benefits to be provided to our employees (including our NEOs and directors), including among other things annual salaries, bonus, stock options, restricted stock grants and other incentive compensation arrangements;

  •
  establish our overall compensation objectives and structure relating to executive officers and directors;

  •
  make recommendations from time to time to our Board regarding executive compensation matters;

  •
  administer our stock purchase plan and stock option plans, including reviewing and granting stock options and restricted stock awards with respect to our directors and employees; and

  •
  review and approve other aspects of our compensation policies and matters as they arise from time to time.

In accordance with Nasdaq listing standards, our Board has amended and restated our Compensation Committee's charter to grant our Compensation Committee the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. A more detailed description of our Compensation Committee's functions can be found in our Compensation Committee charter which can be found on the Investor Relations section of our website at www.synchronoss.com. Our Compensation Committee has also established a Key Employee Equity Awards Committee, a subcommittee whose purpose is to approve stock option and restricted stock grants to our newly hired and current employees, subject to guidelines previously approved by our Compensation Committee. Our Compensation Committee has appointed Mr. Waldis, our CEO, as the sole member of this Committee. Our Key Employee Equity Committee acted fourteen times in 2013.

Our Compensation Committee may select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party to assist in the evaluation of director and officer compensation as well as any other compensation matters. Our Compensation Committee considers these analyses as a factor in making decisions with respect to compensation matters along with information it receives from management and its own judgment and experience. Its compensation consultant generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. Between 2009 and 2013, our Compensation Committee retained Radford, a division of AON Hewitt ("Radford"), as its independent compensation consultant. In July 2013, our Compensation Committee decided to replace Radford with Deloitte Consulting LLP ("Deloitte") as its compensation consultant as part of its decision to perform a "clean slate" review of our compensation practices and policies. The compensation consultants serve at the discretion of our Compensation Committee and the compensation consultants' fees are approved by our Compensation Committee. In 2013, neither Deloitte nor Radford performed any services for us other than their services to our Compensation Committee and received no compensation from our Company other than their fees in connection with their retention as our Compensation Committee's compensation consultant. Our Compensation Committee assessed the independence of each of Deloitte and Radford pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of each of Deloitte and Radford has not raised any conflict of interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee was at any time during 2013 an officer or employee of our Company. No executive officer serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. In 2013, we did not make any loans to directors or executive officers relating to purchases of our Common Stock or for any other purpose.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The members of our Nominating/Corporate Governance Committee are: William J. Cadogan, Charles E. Hoffman and Donnie M. Moore. Our Nominating/Corporate Governance Committee met twice in 2013. All members of our Nominating/Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition our Nominating/ Corporate Governance Committee:

  •
  reviews and reports to our Board on a periodic basis with regard to matters of corporate governance;

  •
  recommends qualified candidates to our Board for election as our directors, including the directors our Board proposes for election by the stockholders at the Annual Meeting and directors nominated by our stockholders;

  •
  reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies and on matters relating to the practices of directors, and the functions and duties of the various Board committees;

  •
  develops and implements our Board's bi-annual self-assessment process and works with our Board to implement improvements in their effectiveness;

  •
  reviews succession plans periodically with our CEO relating to positions held by elected corporate officers; and

  •
  establishes and periodically reviews stock ownership guidelines for our executive officers and directors.

Our Nominating/Corporate Governance Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com. Our Nominating/Corporate Governance Committee also reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of our Board and our business. Our Nominating/Corporate Governance Committee has established procedures for the nomination process and leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, the review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating/Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating/Corporate Governance Committee also considers candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals under our amended and restated bylaws and is accompanied by certain required information about the candidate. Candidates proposed by stockholders will be evaluated by our Nominating/Corporate Governance Committee using the same criteria as for all other candidates. In considering nominees for our Board, our Nominating/Corporate Governance Committee considers each candidate's independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders' long-term interests. These factors, along with others considered useful by our Nominating/Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating/Corporate Governance Committee and of our Board may change from time to time to take into account changes in our business and other trends, and the portfolio of skills and experience of current and prospective directors. Our Nominating/Corporate Governance Committee has not adopted a formal policy regarding the consideration of diversity in identifying director nominees or in searching for new directors, it does, however, have several initiatives in an attempt to attract diverse candidates.

BUSINESS DEVELOPMENT COMMITTEE

Our Business Development Committee reviews certain strategic business development and growth opportunities and recommends those that it determines are in line with our short-term and long-term strategic goals. Effective January 1, 2014, our Board of Directors voted to establish the Business Development Committee as a standing committee. Our Business Development Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com. The members of our Business Development Committee are: William J. Cadogan, Thomas J. Hopkins and Stephen G. Waldis. All members of our Business Development Committee other than Mr. Waldis are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Business Development Committee met three times during 2013.

DIRECTOR COMPENSATION

This section provides information regarding the compensation policies for our non-employee directors and cash amounts paid and equity awarded to these directors in 2013. Any director who is an employee of our Company does not receive any additional compensation for their service as a director. For 2013, our non-employee director compensation program consisted of:

	Compensable Position / Event	Compensation	&zwsp;
&zwsp;	Initial Equity Grant	30,000 non-qualified stock options(1)	&zwsp;
	Annual Cash Retainer	$50,000
&zwsp;	Annual Equity Grant	7,500 non-qualified stock options(1) 3,335 restricted shares(1)	&zwsp;
	Committee Chairperson Retainer	$20,000 (Audit) $15,000 (Compensation) $10,000 (Nominating/Corporate Governance)
&zwsp;	Committee Member Retainer	$10,000 (Audit) $7,500 (Compensation) $5,000 (Nominating/Corporate Governance)	&zwsp;
	Business Development Committee	$1,000 per in person meeting/$750 per telephonic meeting

(1)
Options and restricted shares vest one-third each year over three years.

The annual retainer fees are paid to our directors quarterly in advance and the meeting fees for our Business Development Committee are paid at the end of each quarter.

Effective January 1, 2014, our Compensation Committee recommended, and our Board approved, a change with respect to the compensation of members of our Business Development Committee to provide each non-employee member of our Business Development Committee an annual retainer of $5,000, with the chairperson receiving $10,000. All of the annual equity grants to non-employee directors under our director compensation program are automatically granted on the first Tuesday of every year, and the options have an exercise price equal to the closing price reported on Nasdaq of our Common Stock on the grant date. In addition, we currently have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at our Board and Committee meetings. The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2013.

	Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)	&zwsp;
&zwsp;	William J. Cadogan	80,000	72,136	85,702	237,838	&zwsp;
	Charles E. Hoffman	67,500	72,136	85,702	225,338
&zwsp;	Thomas J. Hopkins	67,500	72,136	85,702	225,338	&zwsp;
	James M. McCormick	50,000	72,136	85,702	207,838
&zwsp;	Donnie M. Moore	75,000	72,136	85,702	232,838	&zwsp;

(1)
The amounts in this column reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic No. 718. See Footnote 2 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in estimating the fair value of our stock awards. As of December 31, 2013, each of Messrs. Cadogan, Hoffman, Hopkins, McCormick and Moore held 6,670 restricted shares of our Common Stock.

(2)
The amounts in this column reflect the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic No. 718. See Footnote 2 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in estimating the fair value of our stock option awards. As of December 31, 2013, each of Messrs. Cadogan, Hoffman, Hopkins and McCormick held options to purchase 95,000 shares of our Common Stock having a weighted average exercise price of $16.76 per share, of which 80,000 shares were vested, and Mr. Moore held options to purchase 85,000 shares of our Common Stock, having a weighted average exercise price of $22.07 per share, of which 70,000 shares were vested.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have established stock ownership guidelines for our directors to retain an equity stake in the Company to more closely align their interests with those of our stockholders. In 2013, our Board, in consultation with Deloitte, our compensation consultant engaged in July 2013, reviewed the share ownership guidelines for directors at our industry peers as well as certain other publicly available market data, and determined that the then current guideline of one times the annual cash retainer was below competitive levels. In considering this information, our Board agreed to increase the ownership guidelines for directors to a value equal to three times the annual cash retainer for our directors. Ownership is calculated annually based on the closing sales price of our Common Stock on Nasdaq for the last trading day in the prior year. Each of the directors has three years from the date the stock ownership guidelines were revised or, for future directors, three years from his election to our Board, to achieve the targeted equity ownership level. In 2013, each of our directors met these revised guidelines.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to (i) enter into indemnification agreements with our directors and officers and (ii) purchase directors' and officers' liability insurance, which we currently maintain to cover our directors and executive officers. The form of indemnification agreement with our directors provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding. Our restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•

for any breach of a director's duty in respect of unlawful (i) payments of dividends or (ii) stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law and the breach of a director's duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and

•

for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

RISK MANAGEMENT CONSIDERATIONS

Each year, our Compensation Committee reviews our compensation practices and policies for all employees, including our named executive officers ("NEOs"), and assesses whether they have the potential to incentivize employees to take risks that are not reasonably likely to have a material adverse effect on our Company. Since our annual performance-based bonus and equity programs are designed to align our employees' compensation with our long-term business objectives and performance, and therefore enhance stockholder value, our Compensation Committee believes that our compensation practices and policies discourage behavior that leads to excessive risk. Therefore, our Compensation Committee does not believe these practices and policies will have a material adverse effect on our Company. Set forth below are the key risk-balancing elements of our compensation practices and policies:

	Financial Performance Measures		The ranges set for financial performance measures are designed to reward success without encouraging excessive risk taking.
&zwsp;	Equity Vesting Periods	&zwsp;	Time-based and performance-based restricted shares typically vest over three years, while stock options typically vest over four years. The vesting of the equity awards are designed to reward tenure with us.	&zwsp;
	Equity Retention Guidelines		Named executive officers are required to acquire within five years of becoming an executive officer, and hold while they are officers, shares (vested and unvested) having a value of at least three times their base salary, or five times in the case of our CEO.
&zwsp;	No Hedging	&zwsp;	NEOs are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.	&zwsp;
	Financial Restatement and Related Policies		As part of our Ethics and Business Conduct Policy, we will investigate all reported instances of questionable or unethical behavior of a director, NEO or other employee and, where improper behavior is found to have occurred, will take appropriate action up to and including termination. If an investigation uncovers that such individual commits fraud or other improper act which causes our financials to be restated or otherwise affected, we would take immediate and appropriate disciplinary action with respect to such individual up to and including termination, We would also take whatever legal remedies are available to prosecute such individual to the fullest extent of the law and seek to recover any amounts he or she inappropriately received as a result of such actions, including but not limited to any annual or long term incentives that he or she received to the extent the individual would not have received such amount had such act not be taken.

Compensation of Executive Officers

Compensation Discussion and Analysis

This section discusses our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the following named executive officers (NEOs):

	Named Executive Officer	Title	&zwsp;
&zwsp;	Stephen G. Waldis	Chairman of the Board of Directors and Chief Executive Officer	&zwsp;
	Lawrence R. Irving	Former EVP, Chief Financial Officer and Treasurer(1)
&zwsp;	Robert E. Garcia	President and Chief Operating Officer	&zwsp;
	Nicholas Lazzaro	EVP and President of Emerging Markets(2)
&zwsp;	Mark Mendes	EVP and President of North America	&zwsp;

(1) Mr. Irving resigned as our Chief Financial Officer and Treasurer, effective April 1, 2014. See "Recent Developments" below for additional information.
(2) Mr. Lazzaro was hired as our EVP and President of North America in May 2013 and has since been appointed EVP and President of Emerging Markets.

Executive Summary

Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that the programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. We believe that the compensation of our NEOs is both appropriate for and responsive to the goal of improving stockholder value. Specifically, in 2013, we tied a significant portion of executive compensation to stockholder return in the form of at-risk or variable realizable compensation. As a result, even though our non-GAAP revenue was 28% higher than in 2012 and our non-GAAP operating income margin was at 23%*, we failed to meet certain targeted financial objectives set by our Board. As a result, our NEOs received only 25% of their annual target incentive bonus compensation for 2013 and received 55,173 less shares than the target performance shares that they were eligible to receive under the 2013 performance-based restricted stock awards. When our Board established our 2013 internal annual operating plan, it placed expectations on our management greater than what was expected to be shared in our public guidance. Our Compensation Committee had similar expectations when it established the 2013 corporate component that the objectives would be targets that pushed management and our Company to a higher threshold than market expectations.

* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

The following provides an overview of the key financial and strategic highlights for the year.

2013 Business Highlights

	Key Financial Metric		Fiscal 2013 Achievements	&zwsp;
&zwsp;	Non-GAAP Revenue*	$352.5 million, compared to $275.2 million in 2012, an increase of 28%		&zwsp;
	Non-GAAP Gross Profit*	$212.0 million, representing a non-GAAP gross margin of 60%
&zwsp;	Non-GAAP Operating Income*	$81.5 million, representing a non-GAAP operating margin of 23%		&zwsp;
	Diluted Non-GAAP EPS*	$1.33, compared to $1.10 in 2012, an increase of 21%
&zwsp;	Business Milestones	•	Executed three-year renewal agreement with AT&T and five year agreement with Verizon Wireless	&zwsp;
		•	Launched the Personal Cloud Solution deepening our solution to support connected consumer devices	&zwsp;
		•	Reached 10 million Personal Cloud Subscribers worldwide through the Personal Cloud Platform	&zwsp;
		•	Acquired Strumsoft, strengthening our front-end user experience application development for our cloud-based platforms	&zwsp;
		•	Strengthened our management team by hiring Nicholas Lazzaro, former SVP, Product Development and IT at Vonage Systems, Inc.	&zwsp;
		•	Enhanced our financial flexibility by entering into a $100 million credit agreement	&zwsp;

* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

2013 Compensation Program Highlights

We design our executive compensation program to attract, retain and motivate high-quality executives and drive the creation of long-term stockholder value by providing a significant portion of compensation through programs tied to performance goals. We have adopted the following approach to achieve these objectives:

	Pay for		Provide a strong relationship of pay for performance through:
	Performance		•	Performance-based cash bonus tied to achievement of objective corporate financial and business goals and to individual performance
			•	Equity awards that deliver value based on our stock performance and, in the case of performance-based stock awards, the actual number of shares granted depends on meeting performance targets.
&zwsp;	Emphasis on Variable	&zwsp;	•	Total compensation is heavily weighted toward variable compensation (i.e., annual bonus and long-term incentives).	&zwsp;
&zwsp;	Compensation	&zwsp;	•	We use the annual performance-based cash bonuses to focus our named executive officers ("NEOs") on key short-term financial goals.	&zwsp;
&zwsp;		&zwsp;	•	We use stock options, time-based and performance-based restricted shares to incentivize our NEOs to focus on sustainable, long-term stockholder value creation. The value realized by our NEOs depends substantially on our long term performance, achievement of our long-term goals and the value of our Common Stock, which we believe aligns our NEOs' interests with the long-term interests of our stockholders.	&zwsp;
	Fixed Compensation Component		Provide base salary based on our Compensation Committee's general understanding of current competitive compensation practices, corporate achievement, the NEO's role and responsibilities, length of tenure, internal pay equity and individual performance.

The following highlights some of the key components of our pay for performance policies and practices:

	At-Risk Compensation	&zwsp;	Tie a significant portion of executive compensation to stockholder return in the form of at-risk compensation	&zwsp;
	Incentive Award Metrics		Approve objective incentive award metrics tied to key company performance metrics
&zwsp;	Total Shareholder Return	&zwsp;	Use the Company's stock performance compared to its peer group as one of the metrics for the NEO's long term incentive plan	&zwsp;
	Equity Vesting		Vest equity awards over three or four years to promote retention
&zwsp;	Stock Ownership Guidelines	&zwsp;	Stock ownership guidelines based on compensation and role within our Company	&zwsp;
	No Hedging		Prohibition of hedging exposure of, or interest in, our stock

Our Compensation Committee oversees our compensation program covering all our employees, with an enhanced focus on the compensation of our NEOs. It also oversees the administration of our cash and equity-based incentive plans. Mr. Waldis, in his role as CEO, assesses the performance of our NEOs (other than himself), consults with other members of management and makes recommendations to our Compensation Committee regarding the amount and the form of the compensation of the NEOs and other key employees, including the performance goals, weighting of goals, and equity compensation awards of NEOs. Mr. Waldis is not present during discussions regarding his compensation.

Revisions for 2014 Executive Compensation Program

At our 2013 Annual Meeting, although 77% of the shares voted were in favor of the advisory vote on executive compensation, it was not as high as we would have preferred. As a result, our Compensation Committee performed a "clean slate" review of our executive compensation practices and policies. In addition, we instituted a stockholder outreach program, meeting with a number of our largest stockholders, to ensure that our Board and Compensation Committee considered stockholder feedback in establishing our executive compensation programs. During these meetings, our management was able to gain insight and perspective on our executive compensation programs and policies, including CEO compensation, compensation disclosures, equity awards and other non-compensation corporate governance issues. In response, our Compensation Committee made certain changes to our executive compensation program. However, since 2013 executive compensation decisions were made prior to our 2013 Annual Meeting, most of the following changes will first impact our 2014 executive compensation:

&zwsp;	New Compensation Consultant	&zwsp;	Retained Deloitte as our new compensation consultant	&zwsp;
	Stockholder Outreach		Designed a formal stockholder outreach program to solicit feedback on our executive pay programs from major stockholders
&zwsp;	Compensation Philosophy	&zwsp;	Designed and approved a new, updated compensation philosophy for all our employees	&zwsp;
	Higher Stock Ownership Guidelines		Enhanced stock ownership guidelines for NEOs and directors to increase the required ownership level
&zwsp;	Fixed Weighting of Performance-based Components	&zwsp;	Effective for 2014, the weighting of each component of the cash bonus and long-term incentives will be fixed regardless of our non-GAAP revenue or operating income	&zwsp;
	Strategic Performance Metric		Added Cloud Revenue as an additional performance measure to the 2014 performance-based long-term incentive plan

Our Compensation Committee believes these changes are responsive to feedback from investors and enhance the alignment of our NEOs' interests with those of our stockholders. We continuously strive to improve the level of stockholder support for our executive compensation program and plan to continue and expand our stockholder outreach program in future years. Our Compensation Committee is regularly updated on our meetings with stockholders and several members may attend these meetings in the future to ensure that they understand the alignment of pay and performance as well as the actual compensation paid to our NEOs, especially our CEO. Each year our Compensation Committee will consider the discussions held with stockholders and the outcome of the stockholder advisory vote on executive compensation as it makes future compensation decisions. We encourage stockholders to take into account these significant changes to our executive compensation program over the past year in considering the advisory vote presented below.

Compensation Consultant

Our Compensation Committee's compensation consultant generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. Our Compensation Committee considers various analyses prepared by its compensation consultant when making decisions with respect to compensation matters, along with information it receives from management and its own judgment and experience in an effort to gain a better understanding of the competitive landscape. From 2009 to June 2013, our Compensation Committee had retained Radford as its compensation consultant. In July 2013, our Compensation Committee retained Deloitte Consulting LLP to replace Radford as its compensation consultant as part of its decision to conduct a "clean slate" review of our compensation practices and policies.

Peer Group

Our Compensation Committee generally reviews executive compensation survey and proxy data from technology companies that have similar software/services business models or operate in the mobile networking space, are of similar financial size and with whom we compete for our executive talent. Our Compensation Committee identified the following companies that fit some or all of these criteria as our peer group for purposes of 2013 executive compensation decisions:

	Aruba Networks, Inc.	Digital River, Inc.	OPNET Technologies, Inc.	&zwsp;
	Brightpoint, Inc.	Informatica Corporation	Smith Micro Software, Inc.
&zwsp;	CommVault Systems, Inc.	MicroStrategy Incorporated	Verifone Systems, Inc.	&zwsp;
	Concur Technologies, Inc.	NeuStar, Inc.	VeriSign,Inc.
&zwsp;	Comverse Technologies, Inc.	Nuance Communications, Inc.		&zwsp;

Our peer group was updated in 2013 to reflect that RightNow Technologies, Inc., SuccessFactors, Inc. and Taleo Corporation were acquired in 2012. VeriSign, Inc. was added to offset the removal of these three companies. We believe the peer group utilized for purposes of 2013 compensation decisions was representative of companies that we compete with for talent. When making compensation decisions for our NEOs, our Compensation Committee reviews publicly available survey and peer group compensation data for other software/services companies as part of its decision-making process. As we continue to grow as a company, competitive market practices become an increasingly important factor in our Compensation Committee's decision-making process, although its decisions are not primarily based upon these factors and it does not target specific compensation levels as derived from peer group data. Rather, our Compensation Committee reviews and considers the peer group and other survey data to obtain a general understanding of current competitive compensation practices. Competitive market influences tend to be relatively more important in compensation decisions for newly-hired executive officers than for tenured officers, for whom length of tenure, corporate achievement, internal pay equity and individual performance are more important. Utilization of the peer group and survey data to gain a general understanding of competitive pay practices allows us to accomplish our Compensation Committee's goal of paying our NEOs what is appropriate to achieve our corporate goals while conserving cash and equity.

Our peer group is also utilized in connection with the determination of the actual number of shares issued with respect to our performance-based restricted shares, as discussed below. Following the determination of the number of shares to be awarded based on the achievement of the applicable corporate goals, we issue up to 20% more shares or 10% less shares based on our total stockholder return ("TSR") relative to our peer group for the three-year period ending at the end of the applicable fiscal year.

Elements of Compensation

Our executive compensation program has the following principal elements: base salary, annual cash incentive bonus, equity awards and severance and change in control protection. The following table sets forth these elements and the objectives of each element:

&zwsp;	Base Salary	&zwsp;	Objective:		&zwsp;
&zwsp;		&zwsp;	Our Compensation Committee sets base salaries with the intent to attract and retain executives, reward satisfactory performance and provide a minimum, fixed level of cash compensation to compensate him or her for their day-to-day responsibilities.		&zwsp;
		&zwsp;	Key Features:		&zwsp;
&zwsp;		&zwsp;	•	Minimum, fixed level of cash compensation. Base salaries are initially determined as a result of negotiation between the executive and our management in consultation with and subject to the approval of our Compensation Committee.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee reviews base salaries annually and has discretion to provide increases based on our Compensation Committee's general understanding of current competitive pay practices, promotions, our CEO's recommendation (except his own salary), changes in responsibilities and performance, annual budget for increases, our overall financial and operational results, the general economy, length of tenure and internal pay equity and other factors our Compensation Committee deems appropriate.	&zwsp;
		&zwsp;	Process:		&zwsp;
&zwsp;		&zwsp;	•	At the end of each calendar year, the CEO recommends salaries for executives other than himself for the following calendar year.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee reviews proposed salary changes with input from its compensation consultant.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee determines annual salaries for NEOs.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee reports determinations to the full Board.	&zwsp;

	Annual Cash		Objective:
	Incentive Bonus		The annual cash incentive bonus is a performance-based compensation program designed to align the interests of our NEOs and stockholders by providing compensation based on the achievement of pre-determined corporate and/or business goals and individual performance.
Key Features:
			•	The target bonus for each NEO is set by our Compensation Committee early in the year based on employment agreement provisions, our Compensation Committee's general understanding of current competitive pay practices, our CEO's recommendation (except his own), internal pay equity and other factors our Compensation Committee deems appropriate.
			•	At least 90% of the target incentive is determined by performance against certain financial objectives established at the start of the year.
			•	If we achieve results that are below certain threshold levels, our NEOs receive no cash incentive bonus, while results that are above certain threshold levels result in larger cash incentive bonuses.
Process:
			•	Our Compensation Committee participates in our Board of Director's review of our annual operating plan at the beginning of the year.
			•	Our CEO recommends bonus targets as a percentage of base salary for each executive other than himself.
			•	Our management recommends financial and other performance measures, weightings and ranges.
			•	Our Compensation Committee reviews proposed bonus targets, performance measures and ranges with input from its compensation consultant and determines bonus targets, performance measures and ranges that it believes establish appropriate stretch goals.
			•	After the end of the fiscal year, our management presents financial results to our Compensation Committee.
			•	Our CEO recommends the individual component award for our NEOs other than himself.
			•	Our Compensation Committee reviews the results and determines whether to make any adjustments, and determines other performance factor multipliers and establishes the bonus award.
			•	Our Compensation Committee reports determinations to the full Board.
&zwsp;	Equity Awards	&zwsp;	Objectives:		&zwsp;
&zwsp;	Generally	&zwsp;	Our Compensation Committee structures equity awards to retain NEOs, motivate them to achieve our financial, strategic and operational goals, and align their interests with those of our stockholders. Equity awards include stock options, time-based and performance-based restricted shares.		&zwsp;
		&zwsp;	Key Features:		&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee grants stock options, time-based and performance-based restricted shares to NEOs with the grant date value based on our Compensation Committee's general understanding of current competitive pay practices, our CEO's recommendation (except his own), internal pay equity, evaluation of the executive's performance, and other factors our Compensation Committee deems appropriate.	&zwsp;

&zwsp;		&zwsp;	•	Long-term incentive awards are allocated as follows, based on grant date award value (with vesting terms that generally extend up to four years):	&zwsp;
&zwsp;		&zwsp;		o One-third stock options	&zwsp;
&zwsp;		&zwsp;		o One-third time-based restricted shares	&zwsp;
&zwsp;		&zwsp;		o One-third performance-based restricted shares	&zwsp;
&zwsp;		&zwsp;		Our Compensation Committee believes this mix provides NEOs with a balance retention and performance opportunity, and serves to closely align their long-term objectives with those of our stockholders.	&zwsp;
&zwsp;		&zwsp;	•	Each performance-based restricted share award has a target number of shares to be issued following completion of a fiscal year based on the achievement of certain Company performance criteria.	&zwsp;
&zwsp;		&zwsp;	•	Performance-based restricted shares are issued following the completion of our fiscal year and can be up to 20% more or 10% less than target depending on our TSR relative to our peer group over a trailing three-year period.	&zwsp;
		&zwsp;	Process:		&zwsp;
&zwsp;		&zwsp;	•	In the first fiscal quarter, our CEO recommends grant date fair value of awards for executives other than himself.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee reviews proposed award with input from its compensation consultant.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee determines the number of stock options and restricted shares based on the price of our Common Stock.	&zwsp;
&zwsp;		&zwsp;	•	Our Compensation Committee reports determinations to the full Board.	&zwsp;
	Severance and		Objectives:
	Change in Control Benefits		Severance and change in control benefits are included in each NEO's employment agreement in order to promote stability and continuity of our senior management team in the event of a potential change in control and/or any involuntary termination. Our Compensation Committee believes these provisions help to appropriately align the NEO's interests with those of our stockholders in such scenarios.
Key Features:
			•	Events triggering payment require a termination of the NEO's employment by us "without cause" or by the executive for "good reason". Executives are entitled to enhanced benefits if the foregoing occurs following a change in control
			•	Our Compensation Committee has determined it appropriate to have these termination-related benefits in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his employment is in jeopardy or that might involve an actual or rumored change in control of our Company.
			•	Each NEO will only be eligible to receive severance payments if he signs a general release of claims following an eligible termination.
			•	Each NEO's outstanding options and restricted shares will vest and become exercisable in full if his employment is involuntarily terminated within twelve (12) months following a change in control.

Chief Executive Officer Compensation

As our Chairman and CEO, Mr. Waldis' responsibilities are much greater than those of the other NEOs, as he is informed and involved, in a detailed manner with each department's progress toward our shared Company goals. As such, his total base salary and his total compensation opportunity are greater than our other NEOs. In addition, his equity holding requirements under our Executive Stock Ownership Guidelines are five times his base salary as opposed to three times for the other NEOs. In our industry, the CEO must be deeply aware of a company's strengths and obstacles, and have sharp strategic vision for our future while maintaining our ability to adapt to changing circumstances and prospects quickly and thoughtfully. The successful progress of our research and development programs and success of our customer engagements brings value to our financial performance and our stockholders, and we believe Mr. Waldis' direction in the decisions and actions that drive this progress and merit the compensation that he receives.

Pay Mix

In keeping with our results-driven culture, our Compensation Committee expects our NEOs to deliver superior performance in a sustained fashion and believes that a substantial portion of their overall compensation should be at-risk and tied to our short-term and long-term performance. As shown below, 87% of our CEO's compensation and 78% of the average compensation of our other NEOs varies with our Company's short-term or long-term performance.*

* We have excluded from the above information the one-time special grant of restricted stock that our Compensation Committee granted to our CEO and each of our NEO's in early 2013. See "Special 2013 Equity Awards".

Target and Realized Pay

As discussed above, our Compensation Committee believes that a program weighted towards variable, performance-based compensation ensures that our NEOs' interests are aligned with those of our stockholders. Furthermore, because the equity awards are also subject to time-based vesting, the compensation an NEO realizes in connection with equity awards is spread over a number of years, which our Compensation Committee believes assists in motivating him to drive business growth over the long term. While the amounts shown in the Summary Compensation Table reflect the grant-date value of equity awards received by a NEO (in accordance with FASB ASC Topic No. 718), they do not reflect the impact of stock price performance on compensation actually realized by our NEOs. The compensation actually realized by the NEO varies based on actual performance.

The chart below shows the difference between aggregate Target Annual Compensation and Realized Annual Compensation for our CEO for 2011, 2012 and 2013. As illustrated, actual realized pay for each year is below the grant date value of compensation disclosed in the Summary Compensation table in accordance with FASB ASC Topic No. 718.

"Target Compensation" represents the sum of base salary, target annual cash bonus, the grant-date value of stock options, time-vested restricted shares, and the target number of performance shares as disclosed in the Summary Compensation Table, using the stock price on the date of grant.

"Realized Compensation" represents the sum of base salary, actual annual cash bonus paid, the intrinsic value of stock option grants as of December 31, 2013, value of time-vested restricted shares as of December 31, 2013 and actual number of performance shares issued, valued as of December 31, 2013.

2013 Compensation Decisions

Base Salary

Base salaries for our named executive officers ("NEOs") are reviewed and adjusted annually. Base salary may also be adjusted during the year upon promotion or based on internal equity or external market conditions. Our Compensation Committee makes these decisions after reviewing the recommendation of our CEO (except as it concerns his own salary) and our Executive Vice President of Human Resources, and consultation with our compensation consultant when needed. Based on this review, in February 2013, our Compensation Committee provided cost of living salary increases of approximately 3% (representing the expected median base salary increase) to each of our NEOs employed by us as of such date.

In May 2013, Mr. Lazzaro entered into an employment agreement to serve as our President of North America pursuant to which we agreed to pay Mr. Lazzaro a base salary of $412,000 annually, subject to adjustment pursuant to our compensation policies in effect from time to time. Mr. Lazzaro's compensation was negotiated by our management in consultation with our compensation consultant and subject to the approval of our Compensation Committee. Our Compensation Committee determined that this was an acceptable base salary for Mr. Lazzaro based, among other things, on the advice of our compensation consultant, the base salary of our other executive officers, his expected senior role with us and its general understanding of competitive pay practices.

The table below sets forth our NEOs' 2013 base salary compared to their respective 2012 base salary:

Name	2012 Base Salary	2013 Base Salary
Stephen G. Waldis	$541,000	$557,230
Lawrence R. Irving	$375,000	$386,250
Robert E. Garcia	$400,000	$412,000
Nicholas Lazzaro	N/A	$412,000
Mark Mendes	$336,000	$350,000

2013 Annual Cash Incentive Bonus Compensation

Our Annual Cash Incentive Bonus Compensation Program promotes our pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company, business and individual performance goals.

Target Percentage.

Our Compensation Committee sets each NEO's individual target cash incentive percentage based on its general understanding of competitive pay practices, our CEO's recommendation (except his own) and other factors it deems appropriate. Based on its review of these factors, in 2013 our Compensation Committee increased each of Mr. Waldis', Mr. Irving's and Mr. Garcia's target cash percentage to 110%, 70% and 80%, respectively,. Mr. Lazzaro's target bonus was set at 80% of his base salary. Our Compensation Committee determined that this was an appropriate target bonus for Mr. Lazzaro based, among other things, on advice from its compensation consultant, the target bonus incentive percentage of our other executive officers, his expected senior role at our Company and its general understanding of competitive pay practices. As such, our NEO's 2013 target incentive bonus percentages were as follows:

Name	Target Incentive Bonus Percentage
Stephen G. Waldis	110% of base salary
Lawrence R. Irving	70% of base salary
Robert Garcia	80% of base salary
Nicholas Lazzaro	80% of base salary
Mark Mendes	60% of base salary

Each of Messrs. Waldis, Irving, Garcia and Mendes may earn in excess of his annual target bonus in the event that corporate and individual objectives set by our Compensation Committee are exceeded. Under our 2013 incentive compensation plan, the maximum amount each of Messrs. Waldis, Irving, Garcia, Lazzaro and Mendes could have received was 175% of the product of their respective base salary and his target incentive bonus percentage if both their corporate and business, as applicable, goals are met and exceeded and, if applicable, their individual performance met or exceeded expectations. Mr. Mendes could also have received up to an additional $100,000 if certain financial measures of our broadband business were met. Mr. Lazzaro's maximum was lower due because he was not employed by us for the full year.

Weighting of Components

Each of our NEOs has both (i) a corporate component and (ii) either (a) a discretionary individual performance component or (b) an objective business component in determining his annual cash incentive bonus compensation as follows:

Name	Corporate Component Target Rate	Individual Component Target Rate	Business Component Target Rate
Stephen G. Waldis	100%	10%	—
Lawrence R. Irving	60%	10%	—
Robert E. Garcia	70%	10%	—
Nicholas Lazzaro	32%	—	48%
Mark Mendes	20%	—	40%

2013 Corporate Component

Our Compensation Committee established targeted (i) non-GAAP revenue and (ii) non-GAAP operating income as a percentage of non-GAAP revenue under our 2013 internal annual operating plan as the corporate component of our NEO's 2013 annual cash incentive bonus compensation. We utilize these non-GAAP financial measures internally in analyzing its financial results and in evaluating our ongoing operational performance because they exclude certain non-cash adjustments required under GAAP.

Our 2013 internal annual operating plan was developed by management and presented by Mr. Waldis, as Chairman and CEO, and Mr. Irving, as CFO, to our Board for its review and approval. The target performance levels under the annual cash incentive our NEOs are expected to achieve are aligned with our annual internal operating plan to motivate performance goals in a manner that we believe will increase our stockholder value. Our 2013 internal annual operating plan when it was set placed expectations greater than what was expected to be shared in our public guidance, and our Compensation Committee had similar expectations when it established the 2013 corporate component that the objectives would be targets that pushed management and our Company to a higher threshold than market expectations. In calculating non-GAAP revenue and non-GAAP operating income as a percentage of non-GAAP revenue we add back the fair value stock-based compensation expense, deferred revenue, acquisition-related costs, restructuring charges, changes in the contingent consideration obligation, deferred compensation expense related to earn-outs and amortization of intangibles associated with acquisitions.

The corporate component of the 2013 cash incentive compensation plan is set forth below:

	Threshold		Target		Maximum		&zwsp;
Corporate Component	(weighting)		(weighting)		(weighting)		&zwsp;
	25% payout		100% payout		175% payout		&zwsp;
Non-GAAP Revenue	$345,000,000	(30%)	$360,000,000	(50%)	$375,000,000	(70%)

Non-GAAP Operating Income (as percentage of non-GAAP Revenue)	23.5%	(70%)	23.5%	(50%)	22.0%	(30%)

Each of the components was separately weighted at the "threshold," "target" and "maximum" levels. At the "threshold" level, our Compensation Committee believed that the focus should be on maximizing operating income if our non-GAAP revenues were low and therefore weighted 70% of the annual cash incentive bonus on the non-GAAP operating income as a percentage of non-GAAP revenue component and 30% on the non-GAAP revenue component. Conversely, at the "maximum" level, if our non-GAAP revenues were high we believe our stockholders would benefit, and therefore weighted 70% of the annual cash incentive bonus for our executives on the non-GAAP revenue component and 30% on the non-GAAP operating income as a percentage of non-GAAP revenue component. As discussed above, beginning in 2014, as part of the changes to our executive compensation program we are implementing as a result of stockholder feedback, the weighting of the components will be fixed each year regardless of the non-GAAP revenue or operating income achieved.

In 2013, our non-GAAP revenue was $352,507,000. Our non-GAAP operating income as a percentage of non-GAAP revenue was 23.1%, which was below our minimum threshold at this level of revenue, and therefore our NEOs received no credit for this component. Based on our non-GAAP revenue being above the "threshold" but below the "target", this represented 62.5% of target (halfway between 25% threshold and 100% target) and as a result, the revenue component had a weighting of 40% based on linear interpolation (halfway between 30% and 50%). Thus, each NEO received 25% (i.e., 62.5% × 40%) for the corporate component of their respective target bonus percentage as outlined in the table below (other than Mr. Lazzaro's whose corporate component was pro-rated based on the time he was employed by us).

Corporate Component	Achievement	Plan Payout	&zwsp;
Non-GAAP Revenue*	$352,507,000	25%

Non-GAAP Operating Income* (as percentage of Non-GAAP Revenue)	23.1%	0%

* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

2013 Individual Component

In 2013, Messrs. Waldis, Irving and Garcia's individual component of his annual cash incentive bonus was based upon our Compensation Committee's subjective assessment of his individual performance. Based on their assessment and Mr. Waldis' recommendations (other than his own), our Compensation Committee awarded each of Messrs. Waldis, Irving and Garcia 70% of the 10% allocated to the individual component of their respective target cash incentive bonus. Our Compensation Committee awarded less than the target amount because although we believe we made some excellent strides in 2013, our Compensation Committee felt that our overall performance could have been improved. Our Compensation Committee did not distinguish any NEO's individual performance during 2013 in determining this percentage.

2013 Business Component

The business component of Mr. Lazzaro's 2013 annual cash bonus was tied to certain financial objectives of specific accounts in North America. Specifically, 48% of his target cash incentive bonus was based upon those accounts, equally divided between revenues and contribution margin objectives. Mr. Lazzaro's accounts did not achieve the desired contribution margin and, as a result, he did not receive any incentive compensation for this component. However, he did receive $55,774 or 48% of his eligible cash incentive bonus for the business component tied to revenue contribution, which was pro-rated for the portion of the year that Mr. Lazzaro was responsible for the accounts.

The business component of Mr. Mendes' 2013 annual cash bonus was tied to certain financial objectives of our broadband business. Specifically, 40% of his target cash incentive compensation was based upon the combination of revenue and contribution margin of our broadband business. Mr. Mendes had the ability to increase his incentive compensation for exceeding targets to various tiers, not to exceed 85% of his base salary. The actual 2013 incentive compensation for the performance of our broadband business exceeded target and resulted in an actual payment of $187,500 or 133% of his target. In addition, Mr. Mendes was also eligible to receive an additional $25,000 for each quarter in which our broadband business achieved target revenue and operating margin. Mr. Mendes received an additional $75,000 for achieving these targets for three of the four quarters of 2013.

As such, our NEOs were awarded the following amounts under the 2013 cash incentive bonus:

	Executive	Target Bonus for Corporate Component	Percentage of Corporate Component Target Awarded	Actual Corporate Component Awarded	Target Bonus for Individual Component	Individual Component Percentage of Base Salary	Actual Individual Component Awarded	Total Bonus Awarded	&zwsp;
&zwsp;	Stephen G. Waldis	$557,230	25%	$139,308	$55,723	70.0%	$40,692	$180,000	&zwsp;
	Lawrence R. Irving	$231,750	25%	$57,938	$38,625	70.0%	$27,062	$85,000
	Robert E. Garcia	$288,400	25%	$72,100	$41,200	70.0%	$28,900	$101,000

	Executive	Target Bonus for Corporate Component	Percentage of Corporate Component Target Awarded	Actual Corporate Component Awarded	Target Bonus for Business Component	Percentage of Business Target Awarded	Actual Business Component Awarded	Total Bonus Awarded		&zwsp;
&zwsp;	Nicholas Lazzaro(1)	$76,904	25%	$19,226	$115,360	48%	$55,774	$75,000		&zwsp;
	Mark Mendes	$70,000	25%	$17,500	$140,000	133%	$187,500	$280,000	(2)

(1) Mr. Lazzaro's corporate and business component target bonus amounts were pro-rated based on his start of employment with us after January 1, 2013.

(2) Mr. Mendes' business bonus includes an additional $75,000, representing three payments of $25,000 for each quarter in which his business achieved certain financial measures for the quarter.

2013 Long-Term Incentive Compensation Plan

In 2013, our Compensation Committee expanded our executive compensation plan to include time-based restricted shares in addition to stock options and performance-based restricted shares, targeting an annual mix of one-third for each of these equity awards (based on grant date fair value). The number of stock options, target number of performance restricted shares and time-based restricted shares to be granted to our NEOs was based on our Compensation Committee's general understanding of competitive pay practices, our CEO's recommendation (except his own) and other factors it deemed appropriate.

In February 2013, our Compensation Committee awarded time-based restricted stock, determined the targets for the 2013 performance-based restricted share awards and granted options to purchase shares of our Common Stock to our NEO's who we employed on such date. The grants were intended to provide incentives for our NEOs to achieve our 2013 goals and vest over up to three or four years to also tie our NEO's variable realizable compensation to our performance and further align their interests with those of our stockholders. See Description of Awards Granted in 2013. The number of shares of time-based restricted stock awarded and number of shares subject to the options granted were as follows:

	Name	Number of Time-Based Shares of Restricted Stock	Number of Shares Subject to Options
&zwsp;	Stephen G. Waldis	30,560	76,400	&zwsp;
	Lawrence R. Irving	9,880	24,700
&zwsp;	Robert Garcia	16,000	40,000	&zwsp;
	Mark Mendes	3,880	9,700

The actual number of performance-based restricted shares of Common Stock that could be issued pursuant to the 2013 performance-based restricted share awards was based upon our performance against the same non-GAAP revenue and non-GAAP operating income as a percentage of non-GAAP revenue targets applicable to the 2013 annual incentive bonus compensation discussed under "2013 Annual Cash Incentive Award".

In 2013, our non-GAAP operating income as a percentage of non-GAAP revenue was 23.10%, which was below our threshold, and therefore our NEOs received no credit for this component. Our non-GAAP revenue was $352,507,000, which was halfway between the threshold revenue of $345,000,000 and the target revenue of $360,000,000. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures. As a result, the revenue component had a weighting of 40% based on linear interpolation (halfway between 30% and 50%). Since the actual non-GAAP revenue was halfway between the threshold and target revenue, the actual number of restricted shares of Common Stock issued pursuant to the 2013 performance-based restricted share awards to our NEOs in February 2014 was the threshold number of shares each NEO was entitled to receive based on the "revenue" component plus 20%

(i.e., 50% × 40%) of the difference between the target number of shares and the threshold number of shares above the threshold number of shares, as set forth below:

	Name	Threshold	Target	Maximum	Threshold Revenue Component	Additional Shares Over Minimum	Performance Shares Awarded
&zwsp;	Stephen G. Waldis	32,250	43,000	53,750	12,903	2,153	15,056	&zwsp;
	Lawrence R. Irving	10,425	13,900	17,375	4,171	696	4,867
&zwsp;	Robert E. Garcia	16,875	22,500	28,125	6,752	1,126	7,878	&zwsp;
	Mark Mendes	4,125	5,500	6,875	1,650	276	1,926

Thus, due to our failure to achieve the target on both of its financial measures, the NEOs received an aggregate of 55,173 less performance-based restricted shares than their targeted 84,900. The number of shares issued was also subject to an adjustment based on our TSR compared to that of our peer group during the prior three-year period (2011-2013). If the TSR was below the 25th percentile, the actual number of performance-based shares for an NEO would be reduced by 10% and if the TSR was at or above the 75th percentile, the actual number of performance-based shares would be increased by 20%. Thus, the actual number of performance-based shares that could be issued pursuant to the 2013 performance-based restricted share awards could range from zero to one and one-half times the initial target amount. As our TSR was not in the bottom 25th nor the 75th percentile compared to its peer group for such three-year period (2011-2013), no adjustment was made by our Compensation Committee to the above number of performance-based restricted shares each NEO was issued.

In connection with his joining our Company in May 2013, our Compensation Committee (i) granted Mr. Lazzaro an option to purchase 60,000 shares of our Common Stock at an exercise price equal to $30.56, the closing price per share of our Common Stock on the Nasdaq Global Market on the grant date, with 25% of the shares subject to the option becoming exercisable after 12 months of continuous service and the balance becoming exercisable in equal monthly installments over the next 36 months of continuous service thereafter and (ii) awarded Mr. Lazzaro 50,000 restricted shares of our Common Stock, with 25% of the shares vesting after 12 months of continuous service and the balance vesting in equal installments each quarter over the next three years of continuous service thereafter. Our Compensation Committee based the amount of Mr. Lazzaro's equity grant on, among other things, advice from its compensation consultant, the size of the initial equity grants of our other executive officers, his expected senior role at our Company and its general understanding of competitive pay practices.

Special 2013 Equity Awards

In 2012, our Compensation Committee changed the date for determining compensation for our executive officers from December of the prior year (i.e., December 2012) to February of the following year (i.e., February 2013) to ensure that decisions were based on our audited financial results from the prior year. In February 2013, our Compensation Committee determined 2013 compensation for our NEOs, at which time options were granted to our NEOs with an exercise price of $31.02. Since our Common Stock was 37% higher on the grant date compared to the price of our Common Stock on the date the equity awards were originally scheduled to be granted in December 2012, to make our NEOs whole and compensate them for the loss of intrinsic value appreciation during that period, our Compensation Committee granted each NEO the following number of restricted shares of our Common Stock as a special one-time grant equal to 37% of the number of stock options granted. One-half of such shares vest after one year and the remaining one-half of the shares vest after two years, provided such individual is continuously employed by our Company during such period. Our Compensation Committee does not intend to make any similar grants in the future.

	Executive Officer	Restricted Shares Granted	&zwsp;
&zwsp;	Stephen G. Waldis	28,264	&zwsp;
	Lawrence R. Irving	9,138
&zwsp;	Robert Garcia	14,798	&zwsp;
	Mark Mendes	3,589

Employment Agreements, Other Benefits and Perquisites

We have entered into three-year employment agreements with each of our NEOs that expire on December 31, 2014. Each employment agreement includes a severance arrangement that provides enhanced benefits in the case of involuntary termination following a change in control which is designed to promote stability and continuity of our senior management. For a description of the terms of the employment agreements, please see "Employment Agreements" on page 45. Our NEOs are eligible to participate in all of our employee benefit plans (other than our employee stock purchase plan), such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. We lease an automobile (and pay applicable insurance and gas) for Messrs. Waldis, Irving and Mendes and provide a car allowance to Mr. Garcia, each to be used primarily for business purposes. We paid Mr. Lazzaro $200,000 to assist with his relocation to the Dallas, Texas vicinity in connection with his joining our Company. In the event Mr. Lazzaro resigns or is terminated for cause within one year of his relocation to Texas, he is required to pay back this amount. There were no other special benefits or perquisites provided to any NEO in 2013.

Financial Restatement and Related Policies

Although we do not have a clawback policy currently in place, we have a comprehensive Ethics and Business Conduct Policy. As part of this policy, we will investigate all reported instances of questionable or unethical behavior, and where improper behavior is found to have occurred, we will take appropriate action up to and including termination. In the event that an investigation uncovers that one of our employees, officers or directors commits fraud or other improper act which causes our financials for any period to be restated or otherwise affects such financials, we would take immediate and appropriate disciplinary action individual including but not limited to termination. In addition, we would take whatever legal remedies are available to prosecute such individual to the fullest extent of the law and recover any amounts he inappropriately received as a result of such fraudulent action, including but not limited to any annual or long-term incentives that he received but would not have received had such act not be taken.

Executive Officer Stock Ownership Guidelines

In 2013, in consultation with Deloitte and as a result of the feedback we received during our stockholder outreach program, we revised the stock ownership guidelines for our executive officers. The purpose of these guidelines is to increase and maintain our executive officers' equity stake in our Company to further align our executive officers' interests with those of our stockholders. Each executive officer who is subject to Section 16 of the Securities Exchange Act or directly reports to our CEO (including all our NEOs) is required to own, as of the later of January 1, 2019 or five years from the date such individual begins reporting to our CEO or becomes a Section 16 officer, is required to own a number of vested shares of our Common Stock having a value equal to (a) five times the base salary for our CEO; (b) three times the base salary for our President and Chief Operating Officer, Chief Financial Officer, and President of any division (i.e., North America, Emerging Markets, International) and (c) one and one-half times the base salary for other executive officers. In the event an executive officer is not compliant at the end of such five year period, our Compensation Committee may reduce future equity grants to such executive officer until he is compliant. Based on share holdings on April 11, 2014, each of our NEOs exceeded the minimum holding requirements on that date.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a $1,000,000 limit on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly paid NEOs (other than our CFO). To maintain flexibility in compensating NEOs in a manner designed to promote varying corporate goals, our Compensation Committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate, including to attract and retain highly-qualified executive officers.

Recent Developments

Mr. Irving resigned as our Chief Financial Officer and Treasurer, effective April 1, 2014, and agreed to remain as an employee until December 31, 2014 in an advisory role, working on several projects. Our Board has elected Karen Rosenberger to replace Mr. Irving as our Executive Vice President, Chief Financial Officer and Treasurer, effective April 1, 2014. Ms. Rosenberger previously served as our Senior Vice President and Chief Accounting Officer.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement submitted by the following members of the Compensation Committee:

William J. Cadogan, Chairman
Charles E. Hoffman
Thomas J. Hopkins

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and our three other highest paid executive officers (our "NEOs") for 2013:

Name and Principal Position(a)	Year	Salary ($)(1)(b)	Bonus ($)(2)(c)	Stock Awards ($)(3)(d)		Option Awards ($)(4)(e)	Non-Equity Incentive Plan Compensation (5)(f)		All Other Compensation ($)(g)		Total ($)(h)
Stephen G. Waldis	2013	557,230	40,692	3,211,040	(6)	1,246,512	139,308		37,061	(11)	5,231,843
Chairman of the	2012	541,000	40,575	801,360		—*	211,948		34,080		1,628,963
Board and CEO	2011	525,000	65,625	1,322,332		2,685,016	758,438		35,697		5,392,108
Lawrence R. Irving	2013	386,250	27,062	1,038,074	(7)	402,995	57,938		20,673	(12)	1,932,992
EVP, Chief Financial	2012	375,000	28,125	419,760		—*	81,619		24,371		928,875
Officer and Treasurer	2011	324,500	40,563	756,456		889,412	260,437		18,371		2,289,739
Robert Garcia	2013	412,000	28,900	1,680,753	(8)	652,624	72,100		7,650	(13)	2,854,028
President and	2012	400,000	30,000	890,490		512,219	113,178		16,700		1,962,587
Chief Operating Officer	2011	362,000	45,250	756,456		1,006,881	377,694		16,950		2,565,231
Nick Lazzaro	2013	262,182	—	1,528,000		946,134	75,000		200,000	(14)	3,011,316
EVP and President
of Emerging Markets
Mark Mendes	2013	350,000	—	409,008	(9)	158,261	280,000	(10)	8,593	(12)	1,205,862
EVP and President	2012	336,000	15,800	139,375		—*	82,530		5,437		579,142
of North America	2011	327,400	40,925	348,106		252,979	262,765		8,849		1,241,024
*
As described in the Compensation Discussion and Analysis, we use annual stock option grants as a feature of our executive compensation program. The disclosure in the Summary Compensation Tables of this proxy statement may, however, suggest that certain of our NEOs did not receive an option award in 2012 because in 2012 our Compensation Committee adopted a go-forward schedule of making executive compensation decisions in the first quarter of the year so that our finalized financial results for the entire year could be taken into effect.

(1)
The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)
The amounts set forth in this column represent the subjective individual component portion of our annual cash incentive bonus awards paid to the NEOs based on our Compensation Committee's approval. See "Compensation Discussion and Analysis" above for further discussion of the subjective individual component.

(3)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of the target number of performance share awards granted to our NEOs and the time-based restricted stock and one-time special restricted stock awarded to our NEOs. See "Compensation Discussion and Analysis" above for further discussion of these stock awards. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in estimating the fair value of our stock awards. Our executive officers will not realize the estimated value of these awards until these awards are vested and sold.

(4)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of option awards granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in estimating the fair value of our stock option awards. Our

  NEOs will not realize the estimated value of these awards until these awards are vested and exercised or sold.

(5)
The amounts under this column include amounts paid based on the objective corporate and business components of the Company's annual incentive bonus compensation plan described under "Compensation Discussion and Analysis."

(6)
Although the target number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $2,079,480.

(7)
Although the target number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $672,204.

(8)
Although the target number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $1,088,100.

(9)
Although the target number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $265,980.

(10)
Includes quarterly bonus paid to Mr. Mendes based on the satisfaction of certain objective criteria by our broadband business.

(11)
Reflects amounts paid to Mr. Waldis for leasing an automobile, including insurance premiums, and 401(k) matching contribution, including $29,411 for the provision of a car for Mr. Waldis in 2013.

(12)
Reflects amounts paid to Messrs. Irving and Mendes for leasing an automobile, including insurance premiums, and 401(k) matching contributions.

(13)
Reflects amounts paid to Mr. Garcia for a car allowance (including insurance), and 401(k) matching contribution.

(14)
Mr. Lazzaro joined the Company on May 13, 2013. Reflects relocation expenses of $200,000 paid to Mr. Lazzaro in 2013 in connection with his move to Texas.

Grants of Plan Based Awards

The following table sets forth each plan-based award granted to our NEOs during the year ended December 31, 2013. The FASB ASC Topic No. 718 value of these awards is also reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table above:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Performance Stock Awards: Number of Shares of Stock or Units(2)			Number of Shares of Stock or Units (#)(i)		Exercise or Base Price of Option Awards ($/Sh)(k)
												Awards Securities Underlying Options (#)(j)		Value of Stock and Option Awards ($)(4)(l)
Name(a)			Threshold ($)(c)	Target ($)(d)		Maximum ($)(e)		Threshold (#)(f)	Target (#)(g)	Maximum ($#(h)
Stephen G.			0	612,953		1,072,668
Waldis	2/14/2013											76,400	31.02	1,246,512
	2/14/2013										30,560			947,971
	2/14/2013	(5)									28,264			876,749
	2/14/2013							29,025	43,000	64,500				1,386,320
Lawrence R.			0	270,375		473,156
Irving	2/14/2013											24,700	31.02	402,995
	2/14/2013										9,880			306,478
	2/14/2013	(5)									9,138			283,460
	2/14/2013							9,383	13,900	20,850				448,136
Robert E.			0	329,600		576,800
Garcia	2/14/2013											40,000	31.02	652,624
	2/14/2013										16,000			496,320
	2/14/2013	(5)									14,798			459,034
	2/14/2013							15,187	22,500	33,750				725,400
Mark			0	310,000	(3)	467,500	(3)
Mendes	2/14/2013											9,700	31.02	158,261
	2/14/2013										3,880			120,357
	2/14/2013	(5)									3,589			111,331
	2/14/2013							2,784	5,500	8,250				177,320
Nicholas			0	329,600		473,156
Lazzaro	5/13/2013											60,000	30.56	946,134
	5/13/2013										50,000			1,528,000
(1)
Each of our NEOs was granted a non-equity incentive plan award pursuant to our 2013 annual incentive bonus compensation plan. The amounts shown in the "Target" column reflect the target cash payment level for the corporate and business component of our 2013 annual incentive bonus plan if we achieved all of the corporate and business objectives previously approved by our Compensation Committee. The amounts shown in the "Maximum" column reflect the target payment levels for the corporate and business components of our 2013 annual incentive bonus compensation if we achieved the maximum of each of our corporate and business objectives previously approved by our Compensation Committee. The corporate and business components of our 2013 annual incentive bonus compensation plan is discussed in greater detail in "Compensation Discussion and Analysis." The actual amounts paid to each NEO are shown in the Summary Compensation Table above. The table does not include the individual discretionary component portion of the NEO's aggregate targeted annual cash incentive bonus amount.

(2)
Each of our NEOs who was employed by us in February 2013 was awarded a 2013 performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The 2013 performance-based restricted share awards triggered the issuance of a certain number of restricted shares of Common Stock based on the achievement of our 2013 financial performance. The amounts shown in the "threshold" column reflect the minimum number of restricted shares of Common Stock issuable under the 2013 performance-based restricted share awards. The amounts shown in the "target" column reflect the number of restricted shares of Common Stock issuable under the 2013 performance-based restricted share awards if all of the 2013 financial goals were achieved. The amounts shown in the "maximum" column reflect the maximum number of restricted shares of Common Stock issuable under the 2013 performance-based restricted share if all of the 2013 financial goals were surpassed.

(3)
Mr. Mendes was able to receive an additional non-equity incentive plan award of $100,000 for each quarter for which our broadband business achieved certain financial results. Mr. Mendes actually received $75,000 for the three quarters which our broadband business achieved these financial results, as described in greater detail in "Compensation Discussion and Analysis."

(4)
The amount in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of stock awards and options granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in estimating the fair value of our stock and option awards.

(5)
The restricted shares in this column represent the one-time "2013 Special Equity Awards" granted to our NEOs who we employed in February 2013.

Description of Awards Granted in 2013

&zwsp;	•	Stephen G. Waldis:	&zwsp;
&zwsp;		On February 14, 2013, we granted Mr. Waldis (i) an option to purchase 76,400 shares of our Common Stock, (ii) 30,560 restricted shares of our Common Stock, (iii) 28,264 restricted shares of our Common Stock pursuant to a one-time special grant discussed in the Compensation Discussion and Analysis section of this proxy and (iv) a performance-based restricted stock award pursuant to which Mr. Waldis was entitled to receive up to 64,500 restricted shares of our Common Stock based on the Company's 2013 performance metrics (including total stockholder return) discussed in the Compensation Discussion and Analysis section of this proxy. On January 29, 2014, 15,056 restricted shares of our Common Stock were issued to Mr. Waldis under the 2013 performance-based restricted stock award.	&zwsp;
	•	Lawrence R. Irving:
On February 14, 2013, we granted Mr. Irving (i) an option to purchase 24,700 shares of our Common Stock, (ii) 9,880 restricted shares of our Common Stock, (iii) 9,138 restricted shares of our Common Stock pursuant to a one-time special grant discussed in the Compensation Discussion and Analysis section of this proxy and (iv) a performance-based restricted stock award pursuant to which Mr. Irving was entitled to receive up to 20,850 restricted shares of our Common Stock based on the Company's 2013 performance metrics (including total stockholder return) discussed in the Compensation Discussion and Analysis section of this proxy. On January 29, 2014, 4,867 restricted shares of our Common Stock were issued to Mr. Irving under the 2013 performance-based restricted stock award.
&zwsp;	•	Robert Garcia:	&zwsp;
&zwsp;		On February 14, 2013, we granted Mr. Garcia (i) an option to purchase 40,000 shares of our Common Stock, (ii) 16,000 restricted shares of our Common Stock, (iii) 14,798 restricted shares of our Common Stock pursuant to a one-time special grant discussed in the Compensation Discussion and Analysis section of this proxy and (iv) a performance-based restricted stock award pursuant to which Mr. Garcia was entitled to receive up to 33,750 restricted shares of our Common Stock based on the Company's 2013 performance metrics (including total stockholder return) discussed in the Compensation Discussion and Analysis section of this proxy. On January 29, 2014, 7,878 restricted shares of our Common Stock were issued to Mr. Garcia under the 2013 performance-based restricted stock award.	&zwsp;
	•	Mark Mendes:
On February 14, 2013, we granted Mr. Mendes (i) an option to purchase 9,700 shares of our Common Stock, (ii) 3,880 restricted shares of our Common Stock, (iii) 3,589 restricted shares of our Common Stock pursuant to a one-time special grant discussed in the Compensation Discussion and Analysis section of this proxy and (iv) a performance-based restricted stock award pursuant to which Mr. Mendes was entitled to receive up to 8,250 restricted shares of our Common Stock based on the Company's 2013 performance metrics (including total stockholder return) discussed in the Compensation Discussion and Analysis section of this proxy. On January 29, 2014, 1,926 restricted shares of our Common Stock were issued to Mr. Mendes under the 2013 performance-based restricted stock award.
&zwsp;	•	Nicholas Lazzaro:	&zwsp;
&zwsp;		On May 13, 2013, in connection with his joining the Company, we (i) granted Mr. Lazzaro an option to purchase 60,000 shares of our Common Stock and (ii) issued Mr. Lazzaro 50,000 restricted shares of our Common Stock.	&zwsp;

With respect to each of Messrs. Waldis, Irving, Garcia and Mendes, (a) each stock option becomes exercisable with respect to the first 25% of the shares subject to the option upon completion of 12 months of continuous service after February 14, 2013, and an additional 1/48 of the shares subject to the option upon completion of each month of continuous service thereafter, (b) one-third of the restricted shares issued to him under (ii) above vests on each of February 14, 2014, 2015 and 2016, provided he remains continuously employed by us through each such date, (c) one-half of the restricted shares issued to him under (iii) above vests on each of February 14, 2014 and 2015, provided he remains continuously employed by us through each such date. With respect to the 2013 performance-based restricted shares, one-third of the shares vested upon issuance of the 2013 performance-based restricted shares, and one-third of such shares shall vest on each of February 14, 2015 and 2016 provided he remains continuously employed by us through each such date. With respect to Mr. Lazzaro, (a) each stock option become exercisable with respect to the first 25% of the shares subject to the option upon completion of 12 months of continuous service with us after the grant date, and with respect to an additional 1/48 of the shares subject to the option upon completion of each month of continuous service thereafter and (b) the first 25% of the restricted shares granted to him shall vest upon completion of 12 months of continuous service with us after the grant date, and an additional 1/16th of the shares vest upon completion of each three-months thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our NEOs as of December 31, 2013:

	Option Awards				Stock Awards				&zwsp;
	Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(17)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(18)
	Stephen G. Waldis	80,000(2)	-0-	8.98	4/3/2016
&zwsp;		56,753(3)	-0-	12.68	12/5/2016					&zwsp;
		51,818(4)	-0-	36.10	12/4/2014
&zwsp;		80,000(5)	-0-	9.93	12/19/2015					&zwsp;
		146,300(6)	-0-	14.00	12/1/2016
&zwsp;		63,000(7)	21,000	27.55	12/7/2017					&zwsp;
		80,000(8)	80,000	30.50	12/6/2018
&zwsp;		-0-	76,400(9)	31.02	2/14/2020					&zwsp;
						11,737(12)	364,669
&zwsp;						30,560(13)	949,499			&zwsp;
						28,264(14)	878,162
&zwsp;								43,000	1,336,010	&zwsp;
	Lawrence R. Irving	30,545(4)	-0-	36.10	12/4/2014
&zwsp;		5,554(6)	-0-	14.00	12/1/2016					&zwsp;
		36,000(7)	12,000	27.55	12/7/2017
&zwsp;		26,500(8)	26,500	30.50	12/6/2018					&zwsp;
		-0-	24,700(9)	31.02	2/14/2020
&zwsp;						6,148(12)	191,018			&zwsp;
						9,880(13)	306,971
&zwsp;						9,138(14)	283,918			&zwsp;
								13,900	431,873
&zwsp;	Robert Garcia	32,727(4)	-0-	36.10	12/4/2014					&zwsp;
		20,114(6)	-0-	14.00	12/1/2016
&zwsp;		36,000(7)	12,000	27.55	12/7/2017					&zwsp;
		30,000(8)	30,000	30.50	12/6/2018
&zwsp;		14,375	15,625(10)	30.11	1/3/2019					&zwsp;
		-0-	40,000(9)	31.02	2/14/2020
&zwsp;						6,427(12)	199,687			&zwsp;
						16,000(13)	497,120
&zwsp;						14,798(14)	459,774			&zwsp;
						8,437(15)	262,137
&zwsp;								22,500	699,075	&zwsp;
	Nicholas Lazzaro	-0-	60,000(11)	30.56	5/13/2020
&zwsp;						50,000(16)	1,553,500			&zwsp;
	Mark Mendes	2,526(6)	-0-	14.00	12/1/2016
&zwsp;		5,430(7)	5,575	27.55	12/7/2017					&zwsp;
		5,182(8)	7,537	30.56	12/6/2018
&zwsp;		-0-	9,700(10)	31.02	2/14/2020					&zwsp;
						2,515(12)	78,141
&zwsp;						3,880(13)	120,551			&zwsp;
						3,589(14)	111,510
&zwsp;								5,500	170,885	&zwsp;

(1)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price per share of our Common Stock at the end of fiscal year 2013. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock. On December 31, 2013, the closing price of our Common Stock was $31.07 per share. Each of the options and restricted shares automatically vest if we are acquired and the NEO is either involuntarily terminated or voluntarily resigns for good reason as discussed in more detail below under "Severance and Change in Control Arrangements."

(2)
Mr. Waldis received a grant of an option to purchase shares of our Common Stock under our 2000 Stock Plan on April 3, 2006. Starting with April 3, 2007, the option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, the option became exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service was completed. As a result, the option is fully exercisable.

(3)
Mr. Waldis received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 5, 2006. Starting with December 5, 2007, the option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, the option became exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service was completed. As a result, the option is fully exercisable.

(4)
Messrs. Waldis, Irving, and Garcia received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 4, 2007. Starting with December 4, 2008, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option became exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service was completed. As a result, the option is fully exercisable.

(5)
Mr. Waldis received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 19, 2008. Starting with December 2, 2009, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option became exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service was completed. As a result, the option is fully exercisable.

(6)
Messrs. Waldis, Irving, Garcia and Mendes received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 1, 2009. Starting with December 1, 2010, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option is fully exercisable.

(7)
Messrs. Waldis, Irving, Garcia and Mendes received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 7, 2010. Starting with December 7, 2011, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option will be fully exercisable on December 7, 2014.

(8)
Messrs. Waldis, Irving, Garcia and Mendes received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on December 6, 2011. Starting with December 6, 2012, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option will be fully exercisable on December 6, 2015.

(9)
Messrs. Waldis, Irving, Garcia and Mendes received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on February 14, 2013. Starting with February 14, 2014, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option will be fully exercisable on February 14, 2017.

(10)
Mr. Garcia received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on January 3, 2012. Starting with January 3, 2013, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option will be fully exercisable on January 3, 2016.

(11)
Mr. Lazzaro received a grant of an option to purchase shares of our Common Stock under our 2006 Equity Incentive Plan on May 13, 2013. Starting with May 13, 2014, each option could be exercised for a number of shares equal to 25% of the total amount of shares under the option. Thereafter, each option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of continuous service is completed. As a result, the option will be fully exercisable on May 13, 2017.

(12)
Messrs. Waldis, Irving, Garcia and Mendes received an award of 2012 performance-based restricted shares under our 2006 Equity Incentive Plan on December 6, 2011. The restricted shares of our Common Stock underlying these awards were issued based on our 2012 financial performance on February 14, 2013. Under the terms of this grant, two-thirds of the shares have vested, and one-third of the shares shall vest on December 31, 2014 provided he is continuously employed by us.

(13)
Messrs. Waldis, Irving, Garcia and Mendes received a grant of restricted shares of our Common Stock under our 2006 Equity Incentive Plan on February 14, 2013. One-third of the shares vest on each of February 14, 2014, 2015 and 2016 provided he is continuously employed by us.

(14)
Messrs. Waldis, Irving, Garcia and Mendes received a special one-time grant of restricted shares of our Common Stock under our 2006 Equity Incentive Plan on February 14, 2013. One-half of the shares vest on each of February 14, 2014 and 2016 provided he is continuously employed by us.

(15)
Mr. Garcia received a grant of restricted shares of our Common Stock under our 2006 Equity Incentive Plan on January 3, 2012. Starting with January 3, 2013, 25% of the shares vested. Thereafter, 1/16th of the shares when each additional three-month of continuous service is completed. As a result, the shares will full vest on January 3, 2016.

(16)
Mr. Lazzaro received a grant of restricted shares of our Common Stock under our 2006 Equity Incentive Plan on May 13, 2013. Starting with May 13, 2014, 25% of the shares vested. Thereafter, 1/16th of the shares when each additional three-month of continuous service is completed. As a result, the shares will full vest on May 13, 2017.

(17)
Each NEO employed by us as of February 2013 was awarded a 2013 performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The amounts shown reflect target performance if all of the goals were achieved. The actual number of restricted shares of our Common Stock issued in January 2014 based on our performance in 2013 was:

Name	&zwsp;	Number of Shares
Waldis	&zwsp;	15,056
Irving	&zwsp;	4,867
Garcia	&zwsp;	7,878
Mendes	&zwsp;	1,926
(18)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price per share of our Common Stock at the end of fiscal year 2013. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock. On December 31, 2013, the closing price of our Common Stock was $31.07 per share.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of options by each NEO during the year ended December 31, 2013 and the shares of restricted stock acquired by each named executive officer that vested during the year ended December 31, 2013.

	&zwsp;	Option Awards			&zwsp;	Stock Awards
Name		Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(e)(1)
Stephen G. Waldis	&zwsp;	—	&zwsp;	—	&zwsp;	41,542	&zwsp;	1,205,257
Lawrence R. Irving		47,313		966,590		22,632		658,421
Robert Garcia	&zwsp;	85,847	&zwsp;	1,682,244	&zwsp;	29,754	&zwsp;	844,720
Mark Mendes		70,862		1,074,327		11,821		348,962
Nicholas Lazzaro	&zwsp;	—	&zwsp;	—	&zwsp;	—	&zwsp;	—

(1)
For option awards, value realized is based on the fair market value of our Common Stock on exercise date minus the exercise price. For stock awards, value realized is based on the fair market value of our Common Stock on vesting date. In neither case do the amounts set forth above necessarily reflect proceeds actually received by the NEO. Our NEOs will not realize the estimated value of these awards until these awards are vested and sold.

Employment Agreements

We have entered into three-year employment agreements with each of our NEOs that expire on December 31, 2014. Each employment agreement includes a change in control severance arrangement which is designed to promote stability and continuity of our senior management. Our Compensation Committee believes these agreements enhance our ability to retain the services of our NEOs in the event of a threatened or actual change in control, appropriately balancing our interests, and interests of our stockholders. We believe these benefits are comparable with similar arrangements adopted by our peer group companies. In addition, our Compensation Committee believes that the events triggering payment, requiring both a change in control and an involuntary termination, and then only when there is no misconduct by the NEO, are fair hurdles for providing this protection. Each of our NEOs would receive severance under his respective employment agreement if he is terminated without "cause" as defined in his employment agreement or for "good reason". The severance program is provided as a temporary source of income in the event of an NEO's involuntary termination of employment. Each NEO will only be eligible to receive severance payments if he signs a general release of claims following an eligible termination. Under these provisions, if an NEO dies, his estate will receive an amount equal to his target cash incentive bonus for the fiscal year in which his death occurred, prorated based on the number of days he was employed by us during that fiscal year. If his employment with us ends due to a Permanent Disability, he will receive an amount equal to his target cash incentive bonus for the fiscal year in which his employment with us ended, prorated based on the number of days he was employed by us during that fiscal year. If he or his personal representative elects to continue health insurance coverage under COBRA for him and his dependents following the termination of his employment due to Permanent Disability or if he is Involuntarily Terminated, then we will pay the monthly premium under COBRA until the earliest of the (a) end of the 24-month period following the termination of his employment, (b) expiration of his continuation coverage under COBRA or (c) date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment. In addition, his outstanding options and restricted shares will vest and become exercisable in full if his employment is Involuntarily Terminated within twelve (12) months following a Change in Control.

"Involuntary Termination" includes his (i) discharge without cause or (ii) resignation following a change in (a) position that materially reduces his level of authority or responsibility, (b) his compensation or benefits, or a relocation of his workplace. A "Change in Control" includes: (i) a merger after which our stockholders own 50% or less of the surviving corporation or its parent company; (ii) a sale of all or substantially all of our assets; (iii) a proxy contest that results in the replacement of more than one-half of our directors over a 24 month period; or (iv) an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to us, such as a holding company owned by our stockholders. Our Compensation Committee has the authority to provide for accelerated vesting of shares of our Common Stock subject to outstanding options held by our NEOs and any other person in connection with a Change in Control.

Stephen G. Waldis.    If prior to, or more than 12 months following, the occurrence of a Change in Control, his employment is terminated for reasons other than cause or Permanent Disability, he receives a lump sum severance payment equal to two times his base salary, plus two times his average bonus received in the immediately preceding two years and, if he resigns for good reason, the severance payment will be one and one-half times his base salary and average bonus. If within 12 months following a Change in Control, he is terminated for reasons other than cause or Permanent Disability, or he terminates his employment for good reason, he receives a lump sum severance payment equal to 2.99 times his base salary in effect at the time, plus two times his average bonus received in the immediately preceding two years.

Other Named Executive Officers.    If prior to, or more than 12 months following, the occurrence of a Change in Control, any of our NEOs' employment is terminated for reasons other than cause or Permanent Disability, he shall receive a lump sum severance payment equal to one and one-half times his base salary, plus one and one-half times his average bonus received in the immediately preceding two years and, if he resigns for good reason, the severance payment will be one times his base salary and average bonus received in the immediately preceding two years. If within 12 months following a change in control, he is terminated for reasons other than cause or Permanent Disability, or he terminates his employment for good reason, he shall receive a lump sum severance payment equal to two times his base salary in effect at the time, plus two times his average bonus received in the immediately preceding two years.

In connection with Mr. Irving's resignation on April 1, 2014, we entered into a transition agreement with Mr. Irving pursuant to which he will continue to provide services to the Company through December 31, 2014 and amended certain provisions of his Employment Agreement. During this time, Mr. Irving will remain an employee, will continue to receive his base salary and benefits, and will remain eligible for severance benefits. This agreement provides that if Mr. Irving remains employed by us through December 31, 2014, the vesting of his outstanding equity grants will be accelerated by an additional one and one-half months. All severance benefits are subject to Mr. Irving executing a general release of all claims in favor of the Company.

Estimated Payments and Benefits

The table below reflects the potential payments and benefits to which the named executive officers would be entitled pursuant to their respective employment agreements. There are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits in connection with the termination of their employment other than the employment agreements. The amounts shown in the table below assume that each termination was effective as of December 31, 2013.

Name	Benefit	Voluntary Resignation/ Termination for Cause	Termination Without Cause Prior to Change in Control	Termination Due to Death or Disability		Termination without Cause or Resignation Following a Trigger Event After a Change in Control
Stephen G. Waldis	Severance(1)($)	-0-	1,546,983	557,230		2,098,641
	Option Acceleration(2)	-0-	-0-	-0-		123,340
	Restricted Stock Acceleration(3)($)	-0-	-0-	-0-		2,542,210
	Accrued Vacation (4)	10,716	10,716	10,716		10,716
	Benefit Continuation (5)	-0-	24,686	24,686	(6)	24,686

	Total Value ($)	$10,716	1,582,385	$592,632		$4,799,592

Robert Garcia	Severance(1)($)	-0-	740,089	309,000		1,068,178
	Option Acceleration(2)	-0-	-0-	-0-		76,340
	Restricted Stock Acceleration(3)($)	-0-	-0-	-0-		1,601,783
	Accrued Vacation (4)	7,923	7,923	7,923		7,923
	Benefit Continuation (5)	-0-	24,686	24,686	(6)	24,686

	Total Value($)	$7,923	772,698	$341,609		$2,778,910

Lawrence R. Irving	Severance(1)($)	-0-	676,747	231,750		967,244
	Option Acceleration(2)	-0-	-0-	-0-		58,580
	Restricted Stock Acceleration(3)($)	-0-	-0-	-0-		895,002
	Accrued Vacation (4)	7,428	7,428	7,428		7,428
	Benefit Continuation (5)	-0-	24,686	24,686	(6)	24,686

	Total Value($)	$7,428	$708,861	$263,864		$1,952,940

Mark Mendes	Severance(1)($)	-0-	708,285	207,648		1,070,490
	Option Acceleration(2)	-0-	-0-	-0-		24,405
	Restricted Stock Acceleration(3)($)	-0-	-0-	-0-		354,944
	Accrued Vacation (4)	6,655	6,655	6,655		6,655
	Benefit Continuation (5)	-0-	8,395	8,395	(6)	8,395

	Total Value($)	$6,655	723,336	$222,699		$1,464,890

Nicholas Lazzaro	Severance(1)($)	-0-	299,682	209,745		599,364
	Option Acceleration(2)	-0-	-0-	-0-		30,600
	Restricted Stock Acceleration(3)($)	-0-	-0-	-0-		1,553,500
	Accrued Vacation (4)	5,042	5,042	5,042		5,042
	Benefit Continuation (5)	24,686	24,686	24,686	(6)	24,686

	Total Value($)	$29,728	$329,410	$239,473		$2,213,191

(1)
For purposes of valuing cash severance payments in the table above, we used each executive officer's base salary and target bonus as of December 31, 2013.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the executive officer's employment termination and the change in control (if applicable) occurred on December 31, 2013. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the closing price of our Common Stock on December 30, 2013, and the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the executive officer's employment and the change in control (if applicable) occurred on December 31, 2013. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of our Common Stock on December 30, 2013.

(4)
Based on each executive officer's base salary in effect at the end of 2013 and the number of accrued but unused vacation days at the end of 2013.

(5)
Amounts reflects two times the current cost to us of the individual's health and welfare benefits per year, as set forth in each individual executive officer's employment agreement.

(6)
Only payable in the event of a disability.

Report of the Audit Committee (1)

The Audit Committee of the Board consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that each of Donnie M. Moore and Thomas Hopkins is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee is responsible for selecting and engaging the Company's independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee's function is more fully described in its Charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

The Company's management is responsible for preparing the Company's financial statements and the Company's financial reporting process. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the "10-K").

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, entitled "Communications with Audit Committees." Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Donnie M. Moore, Chairman
William J. Cadogan
Thomas J. Hopkins

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 11, 2014 with respect to the beneficial ownership of our Common Stock by persons known to us to own beneficially more than 5% of our Common Stock, each of our directors, our NEOs, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding.

As of April 11, 2014, 41,176,551 shares of our Common Stock were outstanding. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Name of Beneficial Owner (*)	Beneficially Owned (1)		Percent (2)	&zwsp;
&zwsp;	Stephen G. Waldis	1,260,244	(3)	3.0%	&zwsp;
	James M. McCormick	4,863,825	(4)	11.8%
&zwsp;	William J. Cadogan	367,933	(5)	**	&zwsp;
	Charlie E. Hoffman	108,461	(6)	**
&zwsp;	Thomas J. Hopkins	116,832	(7)	**	&zwsp;
	Donnie M. Moore	94,175	(8)	**
&zwsp;	Lawrence R. Irving	198,597	(9)	**	&zwsp;
	Robert E. Garcia	253,220	(10)	**
&zwsp;	Mark Mendes	34,892	(11)	**	&zwsp;
	Nicholas Lazzaro	66,250	(12)	**
&zwsp;	All executive officers and directors as a group (15 persons)	7,654,899	(13)	17.9%	&zwsp;
	FMR LLC, 82 Devonshire Street, Boston, MA 02109	6,078,987	(14)	14.8%
&zwsp;	Blackrock, Inc., 40 East 52nd Street, New York, NY 10022	2,707,685	(15)	6.6%	&zwsp;
	Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104	2,397,750	(16)	5.8%

*
Unless otherwise indicated, the address of each beneficial owner is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807.

**
Less than 1% of the shares of Common Stock outstanding as of April 11, 2014.

(1)
Represents sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of April 11, 2014.

(2)
Any shares not outstanding which are subject to options exercisable within 60 days of April 11, 2014 are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by any person holding such shares but are not deemed outstanding for the purpose of computing the percentage of shares owned by any other person.

(3)
Includes 96,773 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 607,163 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 215,521 shares subject to options not exercisable within 60 days of April 11, 2014.

(4)
Excludes 149,200 shares held in two separate trusts for the benefit of certain of his family members, as to which he has no voting or investment power and disclaims beneficial ownership. Includes 870,000 shares held by Vertek Corporation, of which Mr. McCormick is the Chief Executive Officers and sole stockholder. Mr. McCormick exercises sole voting and dispositive power with respect to such shares. Includes 1,000,000 shares held by a charitable trust dated December 12, 2013, of which Mr. McCormick is the trustee. Includes 368,214 shares held by a grantor retained annuity trust dated May 10, 2010, of which Mr. McCormick is the trustee. Mr. McCormick exercises sole voting and dispositive power with respect to such shares. Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 87,500 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 15,000 shares subject to options not exercisable within 60 days of April 11, 2014.

(5)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 50,000 shares held by Barbara Cadogan, Mr. Cadogan's wife. Includes 87,500 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 15,000 shares subject to options not exercisable within 60 days of April 11, 2014.

(6)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 87,500 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 15,000 shares subject to options not exercisable within 60 days of April 11, 2014.

(7)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 87,500 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 15,000 shares subject to options not exercisable within 60 days of April 11, 2014.

(8)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 77,500 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 15,000 shares subject to options not exercisable within 60 days of April 11, 2014.

(9)
Includes 34,680 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 100,325 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 75,466 shares subject to options not exercisable within 60 days of April 11, 2014.

(10)
Includes 63,306 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 160,091 shares subject to options exercisable within 60 days of April 11 2014. Excludes 125,750 shares subject to options not exercisable within 60 days of April 11, 2014.

(11)
Includes 14,179 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 20,062 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 28,888 shares subject to options not exercisable within 60 days of April 11, 2014.

(12)
Includes 42,000 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 15,000 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 53,500 shares subject to options not exercisable within 60 days of April 11, 2014.

(13)
Includes 363,066 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 1,914,274 shares subject to options exercisable within 60 days of April 11, 2014. Excludes 674,089 shares subject to options not exercisable within 60 days of April 11, 2014.

(14)
Information on the holdings of FMR LLC includes the holdings of Fidelity Management & Research Company ("Fidelity Management"), and is taken from its Schedule 13G filed on February 14, 2014. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management, have sole power to dispose of the shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(15)
Information on the holdings of BlackRock, Inc. includes the holdings of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management, LLC, BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Limited and BlackRock International Limited, and is taken from its Schedule 13G filed on January 30, 2014.

(16)
Information on the holdings of Wells Fargo & Company includes the holdings of Wells Capital Management Incorporated, Peregrine Capital Management, Inc., Wells Fargo Bank, N.A., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Advisors, LLC, and Wells Fargo Funds Management, LLC, and is taken from its Schedule 13G filed on January 28, 2014. Aggregate beneficial ownership of Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

Certain Related Party Transactions

Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee composed of members of our Board. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by our Board, subject to specified exceptions and other than those that involve compensation. In conformance with regulations of the SEC, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by our Audit Committee or the disinterested members of our Board and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our Company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our employees generally.

During 2013, we engaged Meeker Sharkey as our insurance broker for our officers and directors, commercial liability and health benefits insurance. Thomas Sharkey, Jr., a principal of Meeker Sharkey, is the brother in law of James M. McCormick, a member of our Board. During 2013, we paid Meeker Sharkey $455,277. In addition to any value received by Mr. Sharkey, Jr. by virtue of his minority ownership interest in Meeker Sharkey, he received a commission from Meeker Sharkey in connection with our insurance policies. Our Audit Committee approved our engagement of Meeker Sharkey as our insurance broker as a related party transaction. Other than this engagement, there were no other transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements, which are described where required under "Executive Compensation" and "Director Compensation."

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that, during the fiscal year ended December 31, 2013, our directors, NEOs, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, NEOS, and certain of our greater than 10% stockholders.

Other Matters

Our Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals which are timely and comply with the provisions of our amended and restated bylaws (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Board of Directors currently consists of six directors divided into three classes with staggered three-year terms. The director who is nominated for election to our Board of Directors this year, his age as of April 11, 2014, his position and office held with us and certain biographical information are set forth below. The director to be elected will hold office until the 2017 Annual Meeting of Stockholders and until his successor is elected, or until his death, resignation or removal. The nominee listed below is currently a director of our Company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes cast at the Annual Meeting, meaning the nominee receiving the most "For" voting (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for a nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of a candidate for director. Because the election of a director is not a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. The nominee for election has agreed to serve if elected. We have no reason to believe that the nominee will be unable to serve.

DIRECTOR QUALIFICATIONS.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominee. The information presented includes information each director has provided about his age, positions he currently holds, his business experience for at least the past five years, other publicly-held companies, if any, of which he currently serves as a director or has served as a director during the past five years, and involvement in certain legal or administrative proceedings, if applicable. In addition to the information presented below regarding each director's experience and qualifications that lead our Board of Directors to the conclusion that he should serve as a director of our Company in light of our business and structure, we also believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to our Company and our Board of Directors.

DIRECTOR NOMINEE

The Board of Directors recommends that stockholders vote "FOR" the nominee:

Thomas J . Hopkins Age: 57 Director Since: 2004	Synchronoss Committees: • Audit • Compensation • Business Development

Thomas J. Hopkins is a Managing Director of Colchester Capital, LLC, an investment firm. Prior to Colchester Capital, Mr. Hopkins was involved in investment banking, principally at Deutsche Bank (and its predecessor Alex, Brown & Sons), Goldman, Sachs & Co. and Bear Stearns. He began his investment banking career at Drexel Burnham Lambert. Prior to investment banking, Mr. Hopkins was a lawyer for several years. Mr. Hopkins received a bachelor of arts degree from Dartmouth College, a juris doctorate from Villanova University School of Law and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Hopkins' qualifications to sit on our Board of Directors include his extensive financial expertise and his years of experience providing strategic advisory services to complex organizations.

Continuing Directors — Term Ending in 2015

William J. Cadogan Age: 65 Director Since: 2005	Synchronoss Committees: • Audit • Compensation • Business Development • Nominating/Corporate Governance

William J. Cadogan served as a Senior Managing Director with Vesbridge Partners, LLC, formerly St. Paul Venture Capital, a venture capital firm from 2001 until 2006. Mr. Cadogan served as Chief Executive Officer and Chairman of the board of directors of Mahi Networks, Inc., a leading supplier of multi-service optical transport and switching solutions, from November 2004 until its merger with Meriton Networks in October 2005. Prior to joining St. Paul Venture Capital in 2001, Mr. Cadogan was Chairman and Chief Executive Officer of ADC, Inc., a leading global supplier of telecommunications infrastructure products and services. Mr. Cadogan received a bachelor's degree in electrical engineering from Northeastern University and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Cadogan's qualification to sit on our Board of Directors include his experience as a CEO leading complex global organizations, combined with his operational and corporate governance expertise.

Stephen G. Waldis Age: 46 Director Since: 2001	Chairman of the Board Synchronoss Committees: • Business Development

Stephen G. Waldis has served as our Chief Executive Officer and a Director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a bachelor's degree in corporate communications from Seton Hall University. Our

Board believes Mr. Waldis' qualifications to sit on our Board of Directors include his extensive experience in the software and services industry including as our Chief Executive Officer and one of our founders.

Continuing Directors — Term Ending in 2016

Charles E. Hoffman Age: 65 Director Since: 2006	Synchronoss Committees: • Compensation • Nominating/Corporate Governance

Charles E. Hoffman has been the Dean of the College of Business of the University of Missouri-St. Louis since September 2013. From 2001 until 2008, Mr. Hoffman was President and Chief Executive Officer of Covad Communications Group, Inc. Prior to 2001, Mr. Hoffman was President and Chief Executive Officer of Rogers AT&T. Prior to his time with Rogers, Mr. Hoffman served as President, Northeast Region, for Sprint PCS. Preceding his time with Sprint PCS, Mr. Hoffman spent 16 years at SBC Communications in various senior management positions, including Managing Director-Wireless for SBC International. From 2009 to 2011, Mr. Hoffman was a director of Tollgrade Communications, Inc. until it was acquired by Golden Gate Private Equity, Inc. Mr. Hoffman received a bachelor of science degree and a master in business administration degree from the University of Missouri. Our Board believes Mr. Hoffman's qualifications to sit on our Board of Directors include his diversified background of managing and directing both private and public technology-based companies and as Dean of Business Administration.

James M. McCormick Age: 54 Director Since: 2000	Founder

James M. McCormick is a founder of Synchronoss, has been a member of our Board of Directors since our inception in 2000 and served as our Treasurer from September 2000 until December 2001. Mr. McCormick is founder and Chief Executive Officer of Vertek Corporation. Prior to founding Vertek in 1988, Mr. McCormick was a member of the Technical Staff at AT&T Bell Laboratories. Mr. McCormick received a bachelor of science degree in computer science from the University of Vermont and a master of science degree in computer science from the University of California — Berkeley. Our Board believes Mr. McCormick's qualifications to sit on our Board of Directors include his over 25 years in the consulting, telecommunications and services business, including as one of our founders.

Donnie M. Moore Age: 65 Director Since: 2007	Synchronoss Committees: • Audit • Nominating/Corporate Governance

Donnie M. Moore was Senior Vice President, Finance and Administration and Chief Financial Officer for Cognos Incorporated, a publicly-held company providing business intelligence and performance management solutions from 1989 until his retirement in 2001. From 1986 to 1989, Mr. Moore was Vice President, Finance and Chief Financial Officer of Cognos. Before joining Cognos, Mr. Moore held various positions at the Burroughs Corporation from 1973 to 1986, including Corporate Director, Plans and Analysis. Mr. Moore holds a bachelor of science degree in engineering from the University of Oklahoma and a master in business administration degree from the University of Houston. Our Board believes Mr. Moore's qualifications to sit on our Board of Directors include his extensive experience in the software industry and his financial expertise.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its formation in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, as the independent registered public accounting firm of the Company for its fiscal year ended December 31, 2014, the Company must receive a "For" vote from the majority of all the outstanding shares that are present in person or represented by proxy and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" the proposal and will have no effect on the proposal. Because this is a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are not expected to exist in connection with this matter.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2013 and December 31, 2012 by Ernst & Young LLP, the Company's principal accountant.

		Fiscal Year Ended				&zwsp;
		2013		2012		&zwsp;
		(In thousands)
&zwsp;	Audit Fees(1)	$1,357		$1,093		&zwsp;
	Audit Related Fees (2)	3		61
&zwsp;	Tax Fees	-0	&zwsp; -	-0	&zwsp; -	&zwsp;
	All Other Fees	-0	-	-0	-
&zwsp;						&zwsp;
	Total Fees	$1,360		$1,154

(1)
For professional services rendered for the audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2013 and 2012. For 2013, the audit fees include the review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries and other regulatory filings or similar engagements and the review of financial statements of Strumsoft, Inc. in connection with the Company's acquisition of this company. For 2012, the audit fees also include the review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries and other regulatory filings or similar engagements and a review of financial statements of SpeechCycle, Inc., SpatialInfo, Inc. and NewBay Software Limited in connection with the Company's acquisition of these companies.

(2)
Includes fees which are for assurance and related services other than those included in Audit Fees.

All services described above for 2013 were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in the "Compensation of Executive Officers" section of this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that the programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. Specifically, we tie a significant portion of executive compensation to stockholder return in the form of at-risk or variable realizable compensation.

Fiscal 2013 Compensation

The following is a brief synopsis of the material decisions approved by our Compensation Committee regarding the 2013 compensation of our named executive officers (NEOs):

Adjustments to Base Salary:    In reviewing the base salaries of our NEOs in February 2013, our Compensation Committee provided cost of living salary increases of approximately 3% (representing the median base salary increase) to each NEO employed by us as of such date.

Performance-based Cash Bonus:    Although our 2013 non-GAAP revenue and operating income were greater than 2012, our non-GAAP revenue and non-GAAP operating income as a percentage of non-GAAP revenue were less than the targeted amounts. As a result, our NEOs received approximately 25% of their target cash incentive bonus with respect to the corporate goal portion. Messrs. Waldis, Irving and Garcia received 70% of their target individual component portion. Mr. Lazzaro received 48% of the target cash incentive bonus tied to the performance of certain North American customer accounts. Mr. Mendes received 133% of the target cash incentive bonus tied to the performance of our broadband business, and three additional $25,000 bonuses for each of the quarters in which our broadband business met certain other financial objectives.

Time-Based Equity:    Our NEOs who we employed in February 2013 were granted (i) an aggregate of 60,320 time-based restricted shares of our Common Stock, (ii) stock options to purchase an aggregate of 150,800 shares of our Common Stock and (iii) a one-time special grant of an aggregate of 55,789 time-based restricted shares of our Common Stock to compensate them for the loss of intrinsic value appreciation in our stock price due to the change in the equity awards grant date.

Performance-based Equity:    Since we did not meet certain targeted financial measures as discussed above, our NEOs who we employed in February 2013 were issued an aggregate of 29,727 restricted shares of our Common Stock, or 55,173 shares less than the target performance shares that they were eligible to receive under the 2013 performance-based restricted stock awards.

Revisions for 2014 Executive Compensation Program

Our Compensation Committee reviewed our executive compensation programs based on views obtained through our stockholder outreach program and other market data. Because 2013 executive compensation decisions were made prior to our 2013 Annual Meeting, some of the following changes first became effective with respect to fiscal year 2014:

•
Retained Deloitte Consulting LLP as its compensation consultant, replacing Radford

•
With the assistance of Deloitte, performed a "clean slate" review of our executive officers' compensation programs and policies

•
Designed a formal stockholder outreach program to solicit feedback on our executive officers' pay programs from our major stockholders

•
Designed and approved a new, updated compensation philosophy for all our employees

•
Added Cloud Revenue as a performance metric for our long-term incentive compensation plan

•
Weighting of each component of the cash bonus and long-term incentives will be fixed and will no longer vary depending on the amount of non-GAAP revenue or operating income is achieved

•
Enhanced our stock ownership guidelines by increasing each NEO's stock ownership requirements to provide greater alignment of interests with stockholders

We encourage stockholders to take into account these significant changes to our executive compensation program over the past year in considering the advisory vote.

Compensation Discussion and Analysis

In addition to the above summary, stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement for greater detail about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

"RESOLVED, that the stockholders advise that they approve, in a non-binding vote, the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company's 2014 Annual Meeting of Stockholders."

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, our Compensation Committee and Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

If you wish to submit a proposal for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A and Rule 14a-8, in conformance with the Company's By-laws and submitted in writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary to be received no later than the close of business on December 22, 2014. If you wish to submit a proposal to be presented at the 2015 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your proposal must be submitted in writing and in conformance with our Bylaws to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary not before February 5, 2015 and no later than March 7, 2015. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. You are advised to review the Company's By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You may obtain a copy of the Company's By-laws by writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary.

NO INCORPORATION BY REFERENCE

In the Company's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be "soliciting material". In addition, this Proxy Statement includes several website addresses. These website addresses (including our corporate website at www.synchronoss.com) are intended to provide inactive, textual references only and are not intended to be active hyperlinks in this proxy. The information on these websites is not part of this Proxy Statement.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares or need additional copies of this Proxy Statement or voting materials, please contact:

Ronald Prague, Esq.
Executive Vice President and General Counsel
Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, NJ 08807
or
Call (800) 575-7606

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by signing and returning the enclosed proxy card, using the Internet or by telephone, so your shares will be represented at the Annual Meeting.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed or delivered to stockholders by its authority.

The Board of Directors of Synchronoss Technologies, Inc.
Bridgewater, New Jersey
April 21, 2014

Appendix A
Reconciliation of Non-GAAP Financial Information
(Unaudited – In thousands, except per share data)

Synchronoss Technologies, Inc. ("Synchronoss") has provided in this proxy statement selected financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP revenues, gross profit, income from operations and diluted earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to management and investors, as a supplement to GAAP measures, in evaluating Synchronoss' ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss' industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial results add back the deferred revenue write-down associated with acquisitions, fair value stock-based compensation expense, acquisition-related costs, changes in the contingent consideration obligation, deferred compensation expense related to earn outs and amortization of intangibles associated with acquisitions.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures in the tables below.

Reconciliation of GAAP to Non-GAAP Revenue

	Twelve Months Ended December 31,
	2013	2012
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$349,047	$273,692
Add: Deferred Revenue Write-Down	3,460	1,484

Non-GAAP Revenue	$352,507	$275,176

Reconciliation of GAAP to Non-GAAP Gross Profit

	Twelve Months Ended December 31,
	2013	2012
GAAP Revenue	$349,047	$273,692
Less: Cost of Services	146,238	115,670

GAAP Gross Margin	202,809	158,022
Add: Deferred revenue write-down	3,460	1,484
Add: Fair value stock-based compensation	5,184	4,244
Add: Acquisition and restructuring costs	252	73
Add: Deferred compensation expense - earn-out	257	482

Non-GAAP Gross Margin	$211,962	$164,305

Non-GAAP Gross Margin %	60%	60%

Reconciliation of GAAP to Non-GAAP Income from Operations

	Twelve Months Ended December 31,
	2013	2012
GAAP income from operations	$34,894	$41,458
Add: Deferred revenue write-down	3,460	1,484
Add: Fair value stock-based compensation	25,214	20,425
Add: Acquisition and restructuring costs	6,920	3,668
Add: Net change in contingent consideration obligation	(5,324)	(6,235)
Add: Deferred compensation expense - earn-out	909	1,658
Add: Amortization expense	15,404	7,360

Non-GAAP income from operations	$81,477	$69,818

Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share

	Twelve Months Ended December 31,
	2013	2012
GAAP net income attributable to common stockholders	$23,351	$27,083
Add: Deferred revenue write-down, net of tax	2,346	959
Add: Fair value stock-based compensation, net of tax	17,095	13,199
Add: Acquisition and restructuring costs, net of taxes	4,692	2,370
Add: Net change in contingent consideration obligation, net of Fx change, net of tax	(5,417)	(6,255)
Add: Deferred compensation expense - earn-out, net of tax	616	1,071
Add: Amortization expense, net of tax	10,444	4,756

Non-GAAP net income	$53,127	$43,183

Diluted non-GAAP net income per share	$1.33	$1.10

Weighted shares outstanding - Diluted	40,009	39,126

0 14475 SYNCHRONOSS TECHNOLOGIES, INC. This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 28, 2014 The undersigned appoints Ronald J. Prague and Karen R. Rosenberger, or either of them, proxies for the undersigned, to attend the Annual Meeting of Stockholders of Synchronoss Technologies, Inc. (the "Company"), to be held on May 28, 2014 at 10:00 a.m., Eastern Time, at the Offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807, and at any adjournments or postponements of the Annual Meeting, and hereby authorizes such persons to represent and to vote as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present. This Proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, the proxy holder will have the authority to vote FOR the election of the Director nominee, FOR the ratification of the appointment of the independent registered public accounting firm, and FOR the advisory vote on executive compensation. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF SYNCHRONOSS TECHNOLOGIES, INC. May 28, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, annual report and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=197199&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following nominee to the Board of Directors to serve until the end of his term or until his successor has been duly elected and qualified: O Thomas J. Hopkins 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. To approve on a non-binding advisory basis the compensation of the Company’s named executive officers In his or her discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OFTHE NOMINEE FOR DIRECTOR AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 10030300000000000000 7 052814 INSTRUCTIONS: GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following nominee to the Board of Directors to serve until the end of his term or until his successor has been duly elected and qualified: O Thomas J. Hopkins 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. To approve on a non-binding advisory basis the compensation of the Company’s named executive officers In his or her discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE: ANNUAL MEETING OF STOCKHOLDERS OF SYNCHRONOSS TECHNOLOGIES, INC. May 28, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE FOR THE DIRECTOR AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 10030300000000000000 7 052814 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, annual report and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=197199&p=proxy